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                                                                       Exhibit 2

                         BUSINESS AMALGAMATION AGREEMENT

     This Business Amalgamation Agreement (this "Agreement") is made the 30th day of May, 2002 between those partners in the firm of Bacon & Woodrow whose names are set out in Schedule 1 hereto (the "Continuing Partners"); Hewitt Holdings L.L.C. (an Illinois limited liability company) whose registered office is at 100 Half Day Road, Lincolnshire, Illinois 60069, U.S.A. ("Hewitt"); and Hewitt Associates, Inc. (a Delaware corporation) whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801, U.S.A. (the "Hewitt Company").

                                    RECITALS:

     WHEREAS, Bacon & Woodrow is a partnership of consulting actuaries whose principal place of business is at St. Olaf House, London Bridge City, London SE1 2PE;

     WHEREAS, Bacon & Woodrow is engaged in the business of providing Actuarial Services and investment services (the "Business");

     WHEREAS, Hewitt is an Illinois limited liability company and the Hewitt Company is a Delaware corporation;

     WHEREAS, the Original Continuing Partners and Hewitt entered into a certain preliminary agreement (the "Heads of Agreement") that reflects the discussions concerning a combination of the Business with Hewitt;

     WHEREAS, the Heads of Agreement contemplates that the terms on which the Business would be combined with Hewitt would be further negotiated and set forth in a definitive agreement that would supersede and replace the Heads of Agreement; and

     WHEREAS, the parties wish to enter into this Agreement as such definitive agreement;

     NOW IT IS HEREBY AGREED as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1. In this Agreement, unless the context otherwise requires, the following definitions have the following meanings:

     "Actuarial Services" means services which are generally provided by a qualified actuary, or which involve the giving of advice on the quantification of financial or statistical risks.

     "Additional Amount" shall have the meaning set forth in the Continuing Partners' Service Agreements.

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     "Additional Bonuses" shall have the meaning set forth in the Continuing
Partners' Service Agreements.

     "Additional Reward Pool" shall have the meaning set forth in the Continuing Partners' Service Agreements.

     "Adverse Claims" shall mean all of the following, whether direct or indirect, accrued, absolute or contingent: (i) security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, assignments, title retention agreements, indentures and security agreements, (ii) voting agreements and proxies; and (iii) any other encumbrances and restrictions of any kind, except for restrictions under applicable securities laws.

     "Agreed Form" in relation to a document means that document in the form agreed by Gerry Wilson, John Ryan or C.L. Connolly III on behalf of Hewitt and by Peter Morgan and any one of the Management Group on behalf of the Continuing Partners.

     "Allocable Management Profit" has the meaning contained in Schedule 2.

     "Assumed Liabilities" means all liabilities and obligations of Bacon & Woodrow as of the Closing (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), other than the Excluded Liabilities.

     "Authorized Partners" has the meaning given to it in Section 22.3.

     "Bacon & Woodrow" means the partnership of Bacon & Woodrow constituted by the Bacon & Woodrow Partnership Deed.

     "Bacon & Woodrow Partnership Deed" means the Bacon & Woodrow Partnership Deed dated July 19, 1994 as amended from time to time.

     "Business Information" means any information or know-how, in whatever form, relating to the business of any party communicated at any time between the date of the Heads of Agreement and Closing by or on behalf of any party (or any of that party's subsidiaries or its or such subsidiary's partners, owners, employees, agents or advisers) to any other party (or any of such other party's subsidiaries or any partner, owner, employee, agent or adviser of such other party or of any such subsidiary).

     "Business Purchase Agreement" means an agreement substantially in the form of Exhibit 1.

     "Change of Control" with respect to Hewitt or the Hewitt Company means that any Person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 (the "Exchange Act") and Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act (in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or otherwise), of greater than 50% of the total voting power entitled to vote

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in the election of the executive committee of Hewitt or the Hewitt Company, as the case may be, or any successor or other Person surviving the transaction.

     "Closing" means the completion of the transactions described in Section
2.1.

     "Closing Date" means the date on which the Closing occurs, to be the later of (i) June 5, 2002, (ii) 1 business day (excluding national holidays in the United Kingdom) after satisfaction or waiver of all conditions to Closing set forth in Articles XVI and XVII (other than those to be satisfied on the Closing
Date) or (iii) such other date as may be agreed by Hewitt and the Management Group.

     "Deed of Assumption" means the agreement to be entered into substantially in the form of Schedule 3 to the Business Purchase Agreement relating to the annuities currently in payment to or in respect of certain retired partners of Bacon & Woodrow.

     "Employee Benefit Plan" means any (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan, or (c) any other bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

     "Employee Pension Benefit Plan" means any plan, fund or program established or maintained that provides retirement income to employees or results in a deferral of income by employees.

     "Employee Welfare Benefit Plan" means any plan, fund or program established or maintained for the purpose of providing through the purchase of insurance or otherwise, medical, surgical or hospital care or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds or prepaid legal services.

     "Employee Trust" means the Bacon & Woodrow Employee Share Trust established by Bacon & Woodrow Service Company Limited on March 28, 2002 pursuant to the Trust Deed substantially in the form of Exhibit 2.

     "Excluded Liabilities" means the following liabilities of Bacon & Woodrow:

          (a) the amount of any deductible applicable to any professional indemnity insurance cover taken out by the Continuing Partners prior to Closing but only to the extent that:

               (i) such deductible applies to a liability or claim which is known about by the Continuing Partners as at Closing; and

               (ii) no accrual shall have been made for such deductible in preparing the Closing Date Balance Sheet;

and, in any event not for any amounts in excess of such deductible.

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               (b) any liability for deferred annuities for the Continuing
          Partners other than any such liability as a result of or in connection with the death or disability of any Continuing Partner;

               (c) any liability for (i) income tax payable by the Continuing Partners in respect of their own incomes and (ii) national insurance contributions payable in respect of the Continuing Partners for a period of time in excess of thirty (30) days prior to Closing (it being understood that (A) any national insurance contributions payable by Newco in respect of the Continuing Partners for their employment by Newco post Closing shall be borne by Newco if Bacon & Woodrow has incorporated the Business and (B) any national insurance contributions payable by the Continuing Partners following the Closing but prior to the Hewitt Company IPO in excess of the amounts payable by such Continuing Partners as partners in Bacon & Woodrow shall be borne by Newco);

               (d) any liability for unused holiday entitlement of the Original Continuing Partners in excess of the amounts set forth in Schedule B to their Service Agreements;

               (e) any liability to provide health insurance, life insurance, pension or death benefits to the Continuing Partners other than any such liability as a result of, or in connection with, the death or disability of any Continuing Partner prior to the closing of the Hewitt Company IPO as set forth in the Service Agreements; and

               (f) any liability arising out of the conduct or operation of the Insurance Business.

     "Guidelines" means the document in the agreed form dated January 2001 and entitled "Working Together - A Guidance Note for the Employee Benefits Division of Bacon & Woodrow and Hewitt Associates".

     "Hewitt Associates" means Hewitt Associates L.L.C., an Illinois limited liability company.

     "Hewitt Company" means Hewitt Associates, Inc., a Delaware corporation, which has been incorporated by Hewitt as the vehicle for an IPO of Hewitt's global business.

     "Hewitt Company Shares" means, in the case of those shares to be issued to the Continuing Partners, the shares of Class B Common Stock and Class C Common Stock of the Hewitt Company or, in the case of those shares to be issued to the Employee Share Trust, shares of Class A Common Stock of the Hewitt Company.

     "Hewitt Incorporation" means the transfer of all of the membership interests of Hewitt Associates from Hewitt to the Hewitt Company in consideration for the issue by the Hewitt Company of its Class B Common Stock to Hewitt.

     "Hewitt Operating Agreement" means the Hewitt Holdings L.L.C. Operating Agreement as amended and in force on 1st March, 2001 and as further amended from time to time.

     "Hewitt Owner" means a member of Hewitt.

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     "Hewitt Preferred Shares" means the preferred stock of the Hewitt Company having the terms set forth on Exhibit 3.

     "Hewitt Surplus Amount" shall have the meaning set forth in the Continuing Partners' Service Agreements.

     "Hewitt Surplus Share" shall have the meaning set forth in the Continuing Partners' Service Agreements.

     "Incorporation" means the transfer of the Business to Newco pursuant to the Business Purchase Agreement.

     "Incorporation Date" means the date on which completion of the Business Purchase Agreement takes place which shall be the date on which the Hewitt Incorporation occurs or if the Hewitt Incorporation does not occur during a business day of the Business, the first business day after the date on which the Hewitt Incorporation occurs.

     "Independent Valuer" means an independent international firm of chartered accountants, with a significant presence in the US and the UK, which shall be agreed by the parties or, in the absence of agreement within 21 days of any party requesting the referral of any matter to them, appointed at the request of either party by the Institute of Chartered Accountants in England and Wales.

     "Insurance Business" means the former insurance consulting business of Bacon & Woodrow comprising the provision of actuarial and management consultancy advice and software in relation to life insurance, health insurance and general insurance which was transferred to Deloitte & Touche on April 30, 2001.

     "IPO" means the consummation of the first public offering pursuant to an effective registration statement under the Securities Act, other than on Form S-4 or S-8 or their then equivalents or any successor form thereto, covering the offer and sale by the Hewitt Company of its shares of Class A Common Stock.

     "Knowledge" or words of similar meaning, (i) with respect to any Continuing Partner or member of the Management Group means such person's actual knowledge after reasonable inquiry, and (ii) with respect to Hewitt means the actual knowledge of any member of the Hewitt Executive Committee after reasonable inquiry.

     "Management Group" means the Management Group of Bacon & Woodrow which consists of Anthony Ashton, Paula Cook, Richard Moore, John Oliver and Roger Parkin as of the date hereof.

     "Newco" shall mean Hewitt Bacon & Woodrow an unlimited liability company incorporated on March 18, 2002.

     "Original Continuing Partners" means those Continuing Partners listed in Part A of Schedule 1.

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     "Participating Partners" means (i) those individuals who are Continuing
Partners at the date hereof and immediately prior to Incorporation; (ii) the Employee Trust; and (iii) those individuals who are admitted as equity partners in Bacon & Woodrow after the date hereof with the written consent of Hewitt, in its sole discretion.

     "Parties" means (i) Hewitt, (ii) the Hewitt Company and (iii) the Continuing Partners.

     "Partnership Committee" means the Partnership Committee of Bacon & Woodrow which consists of Richard Block, Nicholas Fitzpatrick, Michael Gannon,
Alan Judes and Peter Morgan as of the date hereof.

     "Retired Partner Annuity Costs" means the sum of:

     (a) the total of all Buyout Amounts paid pursuant to Clause 3.1 of the Deed of Assumption; plus

     (b) the aggregate capital value of the Assumed Annuities payable to the Continuing Annuitants (both as defined in the Deed of Assumption) determined on the following basis:

          (i) after allowing for the increase pursuant to sub-clause 4.1(a) of the Deed of Assumption;

          (ii)  assuming six percent, per annum interest;

          (iii) allowing for annuity increases of 2.5 per cent, per annum; and

          (iv) assuming mortality in accordance with the standard tables PMA 92 and PFA 92, using the calendar year 2001; minus

     (c) the sum of(pound)2.71 million.

     "Securities Act" means the US Securities Act of 1933, as amended.

     "Service Agreements" means the employment contracts between Newco and each of the Original Continuing Partners substantially in the form contained in
Schedule 4, and between Newco and each of the 2002 Partners (other than the Employee Trust) substantially in the form contained in Schedule 5 (as the case may be) to the Business Purchase Agreement relating to the employment of these Original Continuing Partners and 2002 Partners following Incorporation.

     "Subsidiary" of a specified person means a corporation, body corporate or other legal entity (i) at least fifty percent (50%) of whose shares or other securities entitled to vote for the election or removal of directors (or other managing authority), or the majority of whose voting rights is now or hereafter controlled by such person (or a Subsidiary thereof) either directly or indirectly; or (ii) which does not have outstanding shares or securities but fifty percent (50%) or more of whose ownership interests representing the right to manage such corporation or other legal entity is owned and controlled by such person (or a Subsidiary thereof) either directly or indirectly.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and whether or not accrued on the Financial Statements, and including national insurance contributions.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Total Benefits Administration" means the business of Hewitt that encompasses the strategy, design and implementation of outsourced benefits administration services (defined contribution, defined benefit and health and welfare). Total Benefits Administration also covers the strategy, design and implementation of Hewitt's HR delivery business for any individual or combination of point solutions within that business offering, which covers workforce administration, payroll, workforce relations, recruiting/deployment, rewards management, learning and development, performance management and workforce planning.

     "Transition Period" means the period commencing on the date hereof and ending on the earlier of the Closing Date or termination of this Agreement.

     "2002 Partners" means those Continuing Partners listed in Part B of
Schedule 1 to this Agreement.

     "UK Country Manager" means Richard Moore, or his successor determined in accordance with Section 9.

     "UK GAAP" means United Kingdom generally accepted accounting principles as in effect from time to time.

     "US GAAP" means United States generally accepted accounting principles as in effect from time to time.

     1.2. Words and expressions defined in the Hewitt Operating Agreement shall, unless the context otherwise requires, have the same meanings when used herein.

                                   ARTICLE II

                            TRANSACTION STRUCTURE AND
                          EXCHANGE OF EQUITY INTERESTS

2.1.  The Transaction.
      ---------------

     Subject to Section 2.2, the following shall take place in the following order:

          (a) At least one business day (excluding national holidays in the United Kingdom) prior to the Closing Date, Hewitt shall cause the Hewitt Incorporation to occur;

          (b) On or prior to Incorporation, Bacon & Woodrow shall (i) pay to each of the Continuing Partners the estimated amount standing to the credit of that Continuing Partner in the books of Bacon & Woodrow less an amount representing his share of the tax reserves of Bacon & Woodrow, and (ii) transfer to any person, entity or other vehicle designated by the Partnership Committee an amount equal to the tax reserves of Bacon & Woodrow, to be held on behalf of the Continuing Partners pending settlement of their tax liabilities;

          (c) On the Incorporation Date, the Continuing Partners, Newco and the Hewitt Company shall enter into and complete the Business Purchase Agreement pursuant to which, inter alia;

               (i) the benefit of the Business shall be transferred to Newco (excluding any interest of the Continuing Partners in the assets described in Section 11.2);

               (ii) Newco shall assume the Assumed Liabilities, including, without limitation the liability to meet certain payments payable by Bacon & Woodrow to former partners of Bacon & Woodrow and their spouses and dependants set forth in Schedule 2 to the Business Purchase Agreement;

               (iii) Newco and the Hewitt Company shall enter into a service agreement with each Original Continuing Partner and each 2002 Partner (other than the Employee Trust) in the form contained in Schedule 4 or 5 (as the case may be) to the Business Purchase Agreement governing the terms upon which such Original Continuing Partner or 2002 Partner will be employed by Newco; and

               (iv) Newco shall issue to each Participating Partner the number of ordinary shares in Newco set out against his name in Schedule 1 to the Business Purchase Agreement (or such other number thereof as the Participating Partners may agree). The Articles of Association of Newco shall provide that the shares of Newco are not transferable to anyone other than Hewitt, the Hewitt Company or a Continuing Partner.

          (d) Prior to Closing, the Continuing Partners shall procure the passing of a special resolution to re-register Newco as a limited company;

          (e) Upon Closing:

               (i) each Participating Partner shall sell, transfer and convey to the Hewitt Company all right, title and interest in and to all of the shares in Newco held by such Participating Partner, free and clear of all Adverse Claims;

               (ii) in consideration therefor, the Hewitt Company shall issue and allot to each Participating Partner, credited as fully paid, the number of Hewitt Preferred Shares set out against that Participating Partner's name in Exhibit 4 (or such other number thereof as the Participating Partners may agree so long as the aggregate number of Hewitt Preferred Shares issued by the Hewitt Company to Participating Partners does not change), free and clear of all Adverse Claims; and

               (iii) the Hewitt Company shall assume, in favor of the Continuing Partners, all of the obligations of Hewitt under this Agreement and any other agreement, document or instrument referred to herein, executed in connection herewith, or otherwise related hereto (collectively, the "Transaction Documents") and Hewitt shall be discharged and released of all of its obligations under the Transaction Documents.

          (f) Save as provided in Section 2.2, upon the exercise by the Participating Partners of their put right or the exercise by the Hewitt Company of its call right, in each case pursuant to the terms of the Hewitt Preferred Shares, and in accordance with the time frame for determining the Exchange Consideration pursuant to Section 2.3(a), the Hewitt Company shall redeem all of the Hewitt Preferred Shares held by the Participating Partners in consideration for the allotment and issue to each of the Participating Partners, free and clear of all Adverse Claims and credited as fully paid, of that number of Hewitt Company Shares as equals the same proportion of the Exchange Consideration which the number of Hewitt Preferred Shares held by that Participating Partner bears to the total number of Hewitt Preferred Shares issued pursuant to Section 2.1(e)(ii) above.

     2.2. Closing Prior to Anticipated IPO. If the Hewitt Incorporation has not occurred on or prior to February 28, 2003, or, prior to that date, Hewitt determines not to proceed with the Hewitt Incorporation, either Hewitt or the Authorized Partners may terminate this Agreement upon written notice to the other. Hewitt and the Continuing Partners shall thereafter negotiate in good faith the means by which Hewitt may acquire the Business in a manner consistent with this Agreement.

     2.3. Exchange Consideration. The aggregate number of Hewitt Company Shares issuable in consideration for the redemption of the Hewitt Preferred Shares (the "Exchange Consideration") shall be determined as follows:

          (a) Subject to Section 2.3(e), the aggregate number of Hewitt Company Shares to be issued upon redemption of the Hewitt Preferred Shares shall be equal to (i) the product of (pound)140,000,000 multiplied by the Exchange Rate divided by (ii) the Hewitt Company Share Price. The shares issued in exchange for the Hewitt Preferred Shares held by the Employee Trust shall consist of shares of Class A Common Stock of the Hewitt

     Company. The shares issued in exchange for the Hewitt Preferred Shares held by the Participating Partners shall consist of Class B Common Stock and Class C Common Stock of the Hewitt Company in the amounts set forth on
     Exhibit 4. Such amounts have been determined based on Bacon & Woodrow's good faith estimate of the Enhanced Exit Payments of the Continuing Partners for the most recent Bacon & Woodrow fiscal year. As soon as practicable following the Closing, Bacon & Woodrow and the Hewitt Company shall recalculate the Enhanced Exit Payments of the Continuing Partners based on the actual results of operations of Bacon & Woodrow for the most recent fiscal year. To the extent such Enhanced Exit Payments as recalculated by Bacon & Woodrow and the Hewitt Company would result in a greater allocation to a Continuing Partner of Class B Common Stock than the amounts set forth on Exhibit 4, the Hewitt Company shall convert the shares of Class C Common Stock held by such Continuing Partner to shares of Class B Common Stock in accordance with the terms of the Hewitt Company Certificate of Incorporation. The "Hewitt Company Share Price" means the average closing price per share of Class A Common Stock of the Hewitt Company on the national securities exchange or national market system on which such shares are traded as reported by such national securities exchange or national market system for the five (5) trading days commencing after the twenty-fifth (25th) day following the closing date of the Hewitt Company IPO. The "Exchange Rate" means the average rate of exchange of US Dollars per Pound Sterling for the five (5) trading days commencing after the twenty-fifth (25th) day following the closing date of the Hewitt Company IPO as quoted in the Wall Street Journal.

          (b) The Hewitt Company Shares to be distributed pursuant to paragraph
     (a) above shall be delivered to the Participating Partners (subject to reduction for the shares deposited into escrow pursuant to Section 2.4) as promptly as practicable following determination of the aggregate number of shares to be delivered. Such Hewitt Company Shares (as well as the Hewitt Preferred Shares in respect of which they have been issued and any shares held pursuant to the Escrow Agreement) shall be subject to the restrictions on transfer, and provisions relating to surrender of such shares defined in
     Exhibit 5 and which Hewitt undertakes will be no less favorable to the Participating Partners than those applicable to the Hewitt Owners. Accordingly, where a Continuing Partner would have been treated more favorably under rules applicable to Hewitt Owners generally, or under terms applicable generally to Hewitt Owners subject to conditions which the Continuing Partner fulfills, the Continuing Partner may elect to be subject to those rules in place of those otherwise applicable to him. The Continuing Partners agree to execute such documents as are necessary to effectuate those restrictions and provisions relating to surrender of the shares (the "Share Transfer Restriction Agreements") so long as the restrictions in such documents are no less favorable than those imposed upon the Hewitt Owners and are otherwise consistent with Exhibit 5. If the Hewitt Owners are permitted to sell their Hewitt Company Shares in the Hewitt Company IPO, the Participating Partners shall be permitted to sell their Hewitt Company Shares in the Hewitt Company IPO on terms which are no less favorable than those which are applicable to the Hewitt Owners and otherwise consistent with this Agreement; Hewitt and Bacon & Woodrow shall agree upon a mechanism by which the Participating Partners may participate in such sale opportunity notwithstanding the fact the Exchange Consideration has not been issued to the Participating Partners in respect of their Hewitt Preferred Shares.

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

     (c) The aggregate number of Hewitt Company Shares to be allocated to the Participating Partners (or as they shall direct) pursuant to paragraph (a) above shall be allocated amongst the Participating Partners in the proportions in which they held the Hewitt Preferred Shares (or in such other proportions as the Participating Partners may agree so long as the aggregate number of Hewitt Preferred Shares and Hewitt Company Shares issued by the Hewitt Company to the Participating Partners does not change). Without limiting the foregoing, (i) if any one or more of the Continuing Partners has retired from (or is no longer active in) the Business before the Closing, the Continuing Partners may re-allocate the Hewitt Company Shares amongst the Participating Partners in any manner they so choose and (ii) in the event of the admission of partners to, or the withdrawal of partners from, Bacon & Woodrow prior to Closing, the Continuing Partners may also re-allocate the Hewitt Company Shares to equitably account for the admission or withdrawal of such partners.

     (d) [Reserved]

     (e) If the Closing does not occur on or prior to September 30, 2003, the figure of(pound)140,000,000 referred to in Section 2.3(a) shall be adjusted on the basis described in this Section 2.3(e). The Independent Valuer shall determine (i) the consolidated income of Hewitt and its Subsidiaries for the four quarters ended September 30, 2003 (the "Baseline Net Income"), and (ii) the consolidated pre-tax net income of Hewitt and its Subsidiaries for the last four full quarters prior to the Closing (the "Pre-Closing Net Income"), in each case in accordance with US GAAP but excluding items characterized as "extraordinary items" under US GAAP. The(pound)140,000,000 referred to in Section 2.3(a) shall be multiplied by a fraction equal to the Pre-Closing Net Income divided by the Baseline Net Income. If after September 30, 2002, but prior to Closing, Hewitt or any of its Subsidiaries effects any material acquisition, disposal or other transaction which has a material effect on the assets available to produce the consolidated pre-tax net income of Hewitt then the Independent Valuer shall make such adjustments to his calculations under this Section 2.3(e) as shall be just and equitable to rebase the calculation following such acquisition, disposal or other transaction so as to remove from the calculation any distortion caused by that acquisition, disposal or other transaction but to take into account any rate of increase or reduction in pre-tax net income both before and after it. The Independent Valuer shall be an expert and not an arbitrator. The Independent Valuer shall be instructed to produce his report initially in draft for discussion by the parties prior to finalization thereof. However, in the absence of any agreement between Hewitt and the Authorized Partners to the contrary within 6 weeks following receipt by the parties of the draft report either party shall be entitled to instruct the Independent Valuer to finalize his report which shall, in the absence of manifest error, be final and binding on the parties. The foregoing provisions of this Section 2.3(e) shall apply only if the Closing occurs on or prior to September 30, 2013.

     (f) If prior to the Closing Hewitt consummates a Sale Transaction (defined below), the Continuing Partners shall receive Sale Consideration (defined below) at the Closing having a value equal to (i) (pound)140,000,000 plus (ii) ten percent (10%) of the aggregate Sale Consideration payable to the holders of common stock of the Hewitt Company (or if the Hewitt Incorporation shall not have occurred, payable to the Hewitt

          Owners in respect of the business conducted by Hewitt Associates) in the Sale Transaction in excess of $2.6 billion.

          If following the Closing but prior to the Hewitt Company IPO, Hewitt consummates a Sale Transaction, the Continuing Partners shall receive additional Sale Consideration having a value equal to ten percent (10%) of the aggregate Sale Consideration payable to the holders of common stock of the Hewitt Company in the Sale Transaction in excess of $2.6 billion. Such additional consideration shall be paid to the Continuing Partners at the closing of the Sale Transaction.

          The term "Sale Transaction" means (i) the sale of all or substantially all of the assets of the Hewitt Company on a consolidated basis to an unrelated person or entity or (ii) a sale of stock, merger, reorganization consolidation or other transaction, regardless of how structured, in which the holders of the Hewitt Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, excluding the Hewitt Company IPO. The term "Sale Consideration" means the securities, cash or other property in any combination thereof, receivable in respect of the Hewitt Company Shares in the Sale Transaction.

               (g) If an Enhanced Exit Payment (as defined in the Service Agreements of the Original Continuing Partners) becomes payable to an Original Continuing Partner by Newco under his Service Agreement within two (2) years prior to the closing of the Hewitt Company IPO, the Exchange Consideration will be reduced by the amount of such Enhanced Exit Payment.

     2.4. Escrow. Notwithstanding Section 2.3, six percent (6%) of the Hewitt Preferred Shares otherwise deliverable to the Participating Partners shall be delivered to an escrow agent acceptable to Hewitt and the Continuing Partners (the "Escrow Agent") to be held to support the obligations of the Participating Partners pursuant to this Agreement and released pursuant to the terms of an escrow agreement substantially in the form of Exhibit 6 (the "Escrow Agreement"), dated the Closing Date, by and among the Hewitt Company, the Continuing Partners (or their representative) and the Escrow Agent (such shares being referred to as the "Escrow Shares"). Upon the closing of a Sale Transaction pursuant to Section 2.3(f), that portion of the Sale Consideration as shall have been paid or is payable in respect of those Hewitt Preferred Shares or Hewitt Company Shares held pursuant to the Escrow Agreement (or if the Hewitt Incorporation shall not have occurred at the time of the Sale Transaction, Sale Consideration having a value equal to (pound)8,400,000) shall remain in an escrow account and held to support the obligations of the Participating Partners hereunder pursuant to an escrow agreement on substantially similar terms as the Escrow Agreement.

     2.5. Closing. The Closing shall take place on the Closing Date at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606, or at such other place as may be agreed upon by Hewitt and the Authorized Partners. If it occurs, the Closing shall be deemed to take place as of the opening of business (Chicago time) on the Closing Date.

     2.6. Deliveries by Hewitt. At the Closing, Hewitt shall deliver or cause to be delivered, the following:

          (a) the Hewitt Preferred Shares in accordance with Section 2.1;

          (b) a certificate of Hewitt and the Hewitt Company certifying as to the continued accuracy of the representations and warranties and compliance with covenants as required by Section 17.1 and as to the absence of any professional indemnity claim described in Section 19.1(c);

          (c) the legal opinion of McDermott, Will & Emery, substantially in the form attached as Exhibit 7;

          (d) a Deed of Substitute Guarantee in the form attached as Exhibit 8 hereto with respect to the Continuing Partners' guarantees of the leases for the premises located at Building 7, Plot 6, More London Bridge, London SE1;

          (e) a Deed of Indemnity in the form attached as Exhibit 9 hereto in respect of the guarantee obligations of the Continuing Partners relating to Parkside House, Ashley Road, Epsom, Surrey; and

          (f) such other instruments or documents as may be necessary or reasonably appropriate to carry out the Closing.

     2.7. Deliveries by Continuing Partners. At the Closing, the Continuing Partners shall deliver or cause to be delivered to Hewitt and the Hewitt Company the following:

          (a) duly executed share transfers in favor of the Hewitt Company in respect of the whole of the issued share capital of Newco together with share certificates in the names of the Participating Partners in respect thereof, and, to the extent requested by the Hewitt Company, evidence of the resignation or removal of directors (other than nominees to remain on the board of Newco pursuant to Section 9.5) and the company secretary of Newco and its Subsidiaries, as of the Closing;

          (b) a certificate of Bacon & Woodrow certifying as to the continued accuracy of the representations and warranties (on the basis that references to Bacon & Woodrow shall be treated as references to Newco) and compliance with covenants as required by Section 16.1 and as to the absence of any professional indemnity claim described in Section 19.1(c);

          (c) the legal opinion of Slaughter and May, substantially in the form attached as Exhibit 10;

          (d) a certificate of the Authorized Partners certifying that the Service Agreements have been executed and delivered by each Continuing Partner; and

          (e) such other instruments or documents as may be necessary or reasonably appropriate to carry out the Closing.

     2.8. Closing Agreements. At the Closing, the appropriate parties shall execute, acknowledge and deliver the following:


          (a) a Share Transfer Restriction Agreement consistent with Section 2.3(b) and Exhibit 5 executed and delivered by the Hewitt Company and each Participating Partner;

          (b) a Lock-Up Agreement in a form consistent with Exhibit 5 agreed to between Hewitt and the underwriters in connection with the Hewitt Company IPO executed and delivered by Hewitt and each Participating Partner;

          (c) the Escrow Agreement; and

          (d) such other instruments or documents as may be necessary or reasonably appropriate to effect the Closing.

     2.9. Closing Date Balance Sheet.


          (a) Within one hundred twenty (120) days following the Closing Date, the Participating Partners shall prepare a balance sheet of Bacon & Woodrow as at the close of business (London time) on May 31, 2002 (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in the following manner:

               (i) The Closing Date Balance Sheet shall be prepared in accordance with the accounting principles currently utilized by Bacon & Woodrow.

               (ii) The Closing Date Balance Sheet shall exclude any Excluded Liabilities and any assets retained by the Continuing Partners pursuant to Article XI.

               (iii) The Closing Date Balance Sheet shall reflect appropriate accruals for any amounts likely to be borne by Bacon & Woodrow or the Continuing Partners in respect of professional indemnity claims known about by the Continuing Partners prior to the date of the Closing Date Balance Sheet as a result of (A) deductibles in Bacon & Woodrow's insurance with respect to such claims that have not already been paid and (B) any claims known prior to the date of the Closing Date Balance Sheet reasonably expected prior to the date of the Closing Date Balance Sheet to exceed applicable coverages or with respect to which coverage is reasonably expected to be denied (to the extent payments have not already been made by Bacon & Woodrow to reflect such events).

               (iv) The Closing Date Balance Sheet shall reflect appropriate accruals for such legal fees and other transaction expenses of Bacon & Woodrow in connection with the transactions contemplated hereby (including the stamp duty payable by the Continuing Partners pursuant to Section 2.11) as are to be borne by it, excluding any amount to be borne by Hewitt or the Hewitt Company as agreed herein.

                    (v) With respect to preparation of the Closing Date Balance
               Sheet and the calculation of Closing Net Worth, except as expressly provided in Section 2.9(a)(ii) and (a)(vi), no change in accounting principles will be made from those previously utilized by Bacon & Woodrow. For purposes of the preceding sentence, "change in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display (unless required by objective changes in underlying events or circumstances).

                    (vi) With respect to preparation of the Closing Date Balance
               Sheet, the Hewitt Company and Bacon & Woodrow shall identify and agree upon which items of work in progress are collectable. Work in progress which the Hewitt Company and Bacon & Woodrow agree is collectable will be reflected at its full realizable value on the Closing Date Balance Sheet. To the extent the Hewitt Company and Bacon & Woodrow disagree as to whether work in progress is collectable, such work in progress shall not be reflected on the Closing Date Balance Sheet, but if and when such amounts are subsequently recovered, the Hewitt Company shall pay such amounts to the Participating Partners. Collections will be applied to the oldest outstanding amounts except where designated by the payor to apply to a particular invoice.

     (b) The Participating Partners shall procure that Smith & Williamson shall audit such balance sheet and confirm that it was prepared in accordance with the foregoing principles, subject to customary exceptions and language utilized by accounting firms.

     (c) "Closing Net Worth" shall mean the net worth of Bacon & Woodrow as reflected on the Closing Date Balance Sheet.

     (d) In connection with the Closing Date Balance Sheet, from and after Closing, the Participating Partners shall provide the Hewitt Company and its representatives with reasonable access to all records and work papers necessary to compute and verify the Closing Date Balance Sheet. The Closing Date Balance Sheet as delivered to the Hewitt Company shall be final and binding on the parties for purposes of this Agreement unless, within ninety (90) days after delivery to the Hewitt Company, the Hewitt Company shall deliver to the Authorized Partners a "Dispute Notice" indicating disagreement with the Closing Date Balance Sheet and summarizing the items in dispute. The Dispute Notice may only be delivered to the extent that (i) the Closing Balance Sheet was not prepared in the manner contemplated by this Section 2.9 or (ii) mathematical errors were made in preparation of the Closing Date Balance Sheet. After delivery of a Dispute Notice, the Hewitt Company and the Authorized Partners shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within thirty (30) business days after delivery to the Authorized Partners of the Dispute Notice, the dispute shall be submitted to the Independent Auditor (as hereinafter defined). If Hewitt and the Authorized Partners are unable to agree whether a Dispute Notice was delivered in accordance with this Section 2.9(d), the Independent Auditor shall determine whether the Dispute Notice was delivered in accordance herewith. The Independent Auditor shall be directed to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice to the Independent Auditor, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the parties. The Closing Date Balance Sheet as so adjusted by agreement or by the Independent Auditor if required, shall be final and binding on the parties.

               (e) The "Independent Auditor" shall mean the London office of Ernst & Young. The fees and expenses of the Independent Auditor retained as a result of any dispute related to any statement shall be equitably allocated by the Independent Auditor. The full force and effect of the representations and warranties shall in no way be diminished by any adjustments pursuant to the Closing Date Balance Sheet.

     2.10. Adjustment to Net Worth. To the extent the Closing Date Balance Sheet reflects a negative Closing Net Worth, the Participating Partners shall pay the Hewitt Company an amount in cash equal to the negative Closing Net Worth within five (5) days after the final determination of the Closing Date Balance Sheet. To the extent the Closing Date Balance Sheet reflects a positive Closing Net Worth, the Hewitt Company shall pay to the Participating Partners (in the proportions directed by the Partnership Committee), in the aggregate, an amount in cash equal to the positive Closing Net Worth within five (5) days after the final determination of the Closing Date Balance Sheet. Following final determination of the Closing Date Balance Sheet in accordance with Section 2.9 and the Closing Net Worth in accordance with this Section, no further Closing Net Worth adjustments (or indemnification for a liability to the extent such liability was accounted for in the calculation of Closing Net Worth) shall be made.

     2.11. Stamp Duty. The one-half percent (1/2%) stamp duty in connection with the transfer of Newco Shares by the Continuing Partners to the Hewitt Company shall be shared equally between the Hewitt Company, on the one hand, and the Continuing Partners, on the other hand. If Hewitt or the Hewitt Company shall require or request a transaction structure that results in a stamp duty in excess of the foregoing one-half percent (1/2%) stamp duty, the Hewitt Company shall be responsible for the incremental stamp duty.

     2.12 Financial Information. Bacon & Woodrow shall prepare and deliver to Hewitt audited and unaudited financial statements for the applicable period for the Business that would be required to be included in a registration statement on Form S-1 filed by the Hewitt Company with the Securities and Exchange Commission (the "S-1 Financial Statements"). Bacon & Woodrow shall have its outside public accountants audit those S-1 Financial Statements which the rules and regulations of the Securities and Exchange Commission require to be audited in connection with the Registration Statement on Form S-1 to be filed by the Hewitt Company and deliver the same to Hewitt. In connection with the use of the S-1 Financial Statements or other financial statements in a registration statement of the Hewitt Company, Bacon & Woodrow shall use its reasonable efforts to obtain such consents from its outside public accountants as may be necessary for the Hewitt Company to so use such financial statements and shall use its reasonable efforts to obtain comfort letters as are customary under applicable accounting standards or as may be required by underwriters in connection with the Hewitt Company IPO. Hewitt and Bacon & Woodrow shall cooperate in all reasonable respects in the preparation of the S-1 Financial Statement. The Continuing Partners shall be responsible for Bacon & Woodrow's customary year-end accountants' review fees. The additional costs and expenses incurred by Bacon & Woodrow in connection with the preparation of the S-1 Financial Statement shall be shared equally between the Hewitt Company, on the one hand, and the Continuing Partners, on the other hand.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           CONCERNING BACON & WOODROW

     Subject to the limitations on liability contained in this Agreement, including without limitation Sections 18.4 and 24.11, the Continuing Partners represent and warrant to Hewitt and the Hewitt Company that (i) the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the Bacon & Woodrow disclosure schedule accompanying this Agreement (the "B&W Disclosure Schedule") and (ii) the statements contained in this Article III will be correct and complete in all material respects as of the Closing Date, except as set forth in a Bacon & Woodrow disclosure schedule delivered to the Hewitt Company on behalf of the Continuing Partners at Closing as set forth in Section 16.1 (the "B&W Closing Disclosure Schedule"). The B&W Disclosure Schedule and B&W Closing Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. However, any information described under any paragraph of the B & W Disclosure Schedule or B&W Closing Disclosure Schedule shall apply to such other paragraphs as to which it is reasonably apparent from the disclosure that it applies. All references to Bacon & Woodrow shall include its Subsidiaries. As of the Closing, all references to Bacon & Woodrow shall include Newco (except where the context clearly indicates a reference only to Bacon & Woodrow).

     3.1. Organization.


          (a) Bacon & Woodrow is a validly existing partnership for the purposes of the Partnership Act of 1890 constituted by the Bacon & Woodrow Partnership Deed under the laws of England. Each Subsidiary of Bacon & Woodrow is duly incorporated and validly existing under the laws of its jurisdiction of incorporation. As of the Closing, Newco will be a company duly incorporated and validly existing under the laws of England.

          (b) Bacon & Woodrow is, and as of the Closing Newco will be, duly qualified and licensed to do business as now carried on by it in each jurisdiction in which it is established. Bacon & Woodrow has full power and authority and all licenses, permits and authorizations necessary to carry on the Business and to own and use the properties owned and used by it in the Business. Bacon & Woodrow has made available to Hewitt a correct and complete copy of its Partnership Deed (as amended to date). The Continuing Partners are not in default under or in violation of any provision of the Partnership Deed nor has the conduct of the Business resulted in any such violation or default, in either case to an extent which is materially prejudicial to the Business.

          3.2. Capitalization.

          (a) The percentages in which the Continuing Partners and the Employee Trust share ownership reward under the Partnership Deed are set forth in
     Section 3.2 of the B&W Disclosure Schedule which sets forth all of the ownership or equity interests in Bacon & Woodrow. Section 3.2 of the B&W Disclosure Schedule shall be updated as of the Closing to reflect the authorized and issued share capital of Newco.

          (b) As of the date hereof, (i) all of the issued and outstanding ownership interests of Bacon & Woodrow are held by the persons set forth in
     Section 3.2 of the B&W Disclosure Schedule; (ii) there is no outstanding offer of equity partnership made by Bacon & Woodrow to any person other than the Continuing Partners and the Employee Trust; and (iii) there are no outstanding or authorized profit participation or similar rights with respect to Bacon & Woodrow other than as set forth in Section 3.2 of the B&W Disclosure Schedule.

          (c) As of the Closing, all of the issued and outstanding shares of Newco will have been duly authorized, validly issued and fully paid, and will be held beneficially and of record by the Participating Partners. As of the Closing, there will be no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Newco to issue, sell, or otherwise cause to become outstanding any of its equity interests. As of the Closing, there will be no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Newco, save in respect of the shares therein held by the Employee Trust.

     3.3. Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Continuing Partners has been duly authorized and approved by all necessary partnership action.

     3.4. Noncontravention. Except as set forth in Section 3.4 of the B&W Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which Bacon & Woodrow is subject, or any provision of the Partnership Deed of Bacon & Woodrow or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Bacon & Woodrow is a party or by which Bacon & Woodrow is bound or to which any of their assets is subject (or result in the imposition of any lien, charge or encumbrance upon any of its assets). Except as set forth in Section 3.4 of the B&W Disclosure Schedule, Bacon & Woodrow does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

     3.5. Broker's Fees. Neither Bacon & Woodrow nor any Continuing Partner has any liability or obligation to pay any fees, expenses, or commissions to any broker or finder as a finder's fee or commission with respect to the transactions contemplated by this Agreement.

     3.6. Title to Assets. Bacon & Woodrow has good and marketable title to, or a valid leasehold interest in, the properties and assets used in the Business or shown on the balance sheet of the Business as of September 30, 2001 (the "Most Recent B&W Balance Sheet") or acquired after the date thereof, free and clear of all liens, charges and encumbrances. As of the Closing, Newco will have good and marketable title to, or a valid leasehold interest in, the properties and assets set forth on the Closing Date Balance Sheet. Bacon & Woodrow owns or leases all buildings, machinery, equipment and other tangible assets presently used by it in the conduct of the Business. Such property and assets constitute all tangible property and tangible assets necessary to conduct the Business.

     3.7. Subsidiaries. Section 3.7 of the B&W Disclosure Schedule sets forth for each Subsidiary of Bacon & Woodrow (i) its name and jurisdiction of incorporation, and (ii) the number of authorized and issued shares, the names of the record owners thereof, and the number of shares held by each such holder. Except as set forth in Section 3.7 of the B&W Disclosure Schedule, Bacon & Woodrow does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity. All of the authorized and issued shares of each Subsidiary have been duly authorized and are validly issued, fully paid shares. Bacon & Woodrow owns beneficially all of the outstanding shares of each Subsidiary, free and clear of any Adverse Claims. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Bacon & Woodrow to sell, transfer, or otherwise dispose of any shares of any Subsidiary or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own shares. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. Bacon & Woodrow does not control, directly or indirectly, nor has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Bacon & Woodrow. Bacon & Woodrow will make available to Hewitt on request complete copies of the formation documents of each such entity.

     3.8. Financial Statements. Section 3.8 of the B&W Disclosure Schedule discloses the following financial statements (collectively, the "B&W Financial Statements"): (i) unaudited combined balance sheet and statement of income as of and for the fiscal year ended April 30, 2001 (the "Most Recent B&W Fiscal Year End") for Bacon & Woodrow, (ii) unaudited balance sheet and statement of income as of and for the five (5) months ended September 30, 2001 (the "Most Recent B&W Fiscal Month End") for Bacon & Woodrow (the "Most Recent B&W Financial Statements"), and (iii) pro forma unaudited combined balance sheet and statement of income as of and for the fiscal year ended April 30, 2001 for the Business (excluding the Insurance Business). The B&W Financial Statements have been prepared on the basis described therein and to the best of the Knowledge and belief of the Management Group, do not contain any material inaccuracy; provided, however, that the Most Recent B&W Financial Statements are subject to normal year-end adjustments and lack footnotes.

     3.9 Events Subsequent to Most Recent B&W Fiscal Year End. Except as set forth in Section 3.9 of the B&W Disclosure Schedule, since the Most Recent B&W Fiscal Year End, there has not been any material adverse effect on the Business taken as a whole. Without limiting the generality of the foregoing, since the Most Recent B&W Fiscal Year End:

          (a) Bacon & Woodrow has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

          (b) Bacon & Woodrow has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) either involving consideration in excess of (pound)500,000 per annum or, except as to agreements described in other clauses of this
     Section 3.9, being material and outside the ordinary course of business;

          (c) no party (including Bacon & Woodrow) has accelerated, terminated, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) involving consideration in excess of (pound)500,000 per annum to which Bacon & Woodrow is a party or by which it is bound;

          (d) Bacon & Woodrow has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, or acquisitions) either involving more than (pound)1,000,000 or outside the ordinary course of business;

          (e) Bacon & Woodrow has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than (pound)1,000,000;

          (f) Bacon & Woodrow has not received written notice that it is the subject of any investigation or disciplinary action under the UK Financial Services Act 1986, as amended (the "Financial Services Act");

          (g) the Continuing Partners have not amended the Bacon & Woodrow Partnership Deed;

          (h) Bacon & Woodrow has not granted any increase in the compensation or made any other change in employment terms of any of its employees outside the ordinary course of business; and

          (i) Bacon & Woodrow has not committed to any of the foregoing.

     3.10. Legal Compliance. Except as set forth in Schedule 3.10 of the B&W Disclosure Schedule, Bacon & Woodrow has complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees) and rulings of federal, state, local, and foreign governments (and all agencies thereof) to which it is subject, including, without limitation, the Financial Services Act and comparable laws to which it is subject in foreign jurisdictions. No action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been notified in writing to Bacon & Woodrow, or to the Knowledge of the Management Group, threatened against Bacon & Woodrow alleging any failure to comply with such laws and rulings.

     3.11. Tax Matters. Except as set forth in Section 3.11 of the B&W
           -----------
Disclosure Schedule:


           (a) Bacon & Woodrow has filed all Tax Returns it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Bacon & Woodrow (whether or not shown on any Tax Return) have been paid. Bacon & Woodrow currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where Bacon & Woodrow does not file Tax Returns that Bacon & Woodrow is or may be subject to taxation by that jurisdiction. There are no Adverse Claims on any of the assets of Bacon & Woodrow that arose in connection with any failure (or alleged failure) to pay any Tax.

           (b) Bacon & Woodrow has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

           (c) No member of the Management Group (having made inquiry of any partner or employees responsible for Tax matters) expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Bacon & Woodrow either (A) claimed or raised by any authority in writing or (B) as to which any member of the Management Group (having made inquiry of any partner or employees responsible for Tax matters) has Knowledge based upon personal contact with any agent of such authority.

           (d) Bacon & Woodrow has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     3.12. Real Property.
           -------------

           (a) Bacon & Woodrow owns no freehold property.

           (b) Section 3.12 of the B&W Disclosure Schedule lists and describes briefly all real property leased or subleased to Bacon & Woodrow or its Subsidiaries and currently used in the conduct of its business. Bacon & Woodrow will make available to Hewitt upon request correct and complete copies of the leases and subleases listed in Section 3.12 of the B&W Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in 3.12 of the B&W Disclosure Schedule: (i) the lease or sublease is legal, valid, binding, and in full force and effect, (ii) no party is in breach or default under the lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default which in each case is likely to result in a forfeiture of the lease in question.

     3.13. Intellectual Property. Section 3.13 of the B&W Disclosure Schedule
           ---------------------
contains a complete and correct list of all registered patents, patent rights and trademarks and applications for any of the foregoing owned by Bacon & Woodrow. Section 3.13 of the B&W Disclosure Schedule also contains a complete and correct list of all written licenses and other agreements relating to any of the foregoing. With respect to the foregoing items of intellectual property, except as described in Section 3.13 of the B&W Disclosure
Schedule:

           (a) Bacon & Woodrow is the sole and exclusive owner and has the sole and exclusive right to use the same in the conduct of its business;

           (b) no written notice has been received by Bacon & Woodrow that any proceedings have been instituted, are pending or threatened, and no written claim has been received by Bacon & Woodrow which challenges any rights in respect thereof or the validity or enforceability thereof;

           (c) to the Knowledge of the Management Group, none of the aforesaid infringes upon or otherwise violates the rights of others or is being infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge;

           (d) no written licenses, sublicenses or agreements pertaining to any of the aforesaid have been granted by Bacon & Woodrow;

           (e) Bacon & Woodrow has not received any written notice of interference or infringement of any of the foregoing;

           (f) all trademark and copyright registrations are currently in force;

           (g) there are no royalty or other payment obligations associated with Bacon & Woodrow's use of the foregoing items of intellectual property; and

           (h) there are no Adverse Claims on any of the foregoing.

     3.14. Software. Section 3.14 of the B&W Disclosure Schedule sets forth an
           --------
accurate and complete list of all the Bacon & Woodrow Software (as defined below) owned, licensed or otherwise used by Bacon & Woodrow. Bacon & Woodrow has all right, title and interest in, or a valid license to use, all Bacon & Woodrow Software necessary for the conduct of the Business. Section 3.14 of the Bacon & Woodrow Disclosure Schedule identifies or describes (i) Bacon & Woodrow Software which is owned by Bacon & Woodrow; and (ii) Bacon & Woodrow Software which is licensed to Bacon & Woodrow by third parties. Bacon & Woodrow owns all right, title and interest in the Bacon & Woodrow Software that is not designated as licensed free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. "Bacon & Woodrow Software" means all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, object codes, input data, routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material and documentation and rights thereto which is proprietary to Bacon & Woodrow or material to the operation of the Business (other than licenses of software that is generally commercially available).

     3.15. Contracts. Section 3.15 of the B&W Disclosure Schedule lists the
           ---------
following contracts and other agreements to which Bacon & Woodrow is a party or by which it is bound, other than such agreements among Bacon & Woodrow and its Subsidiaries or the financial consequences of which are reflected in the B&W Financial Statements as of and for the fiscal year ended April 30, 2001, (the "Bacon & Woodrow Contracts"):

           (a) any agreement with a client or a supplier that involves turnover or expense in excess of (Pounds)1,000,000 per annum;

           (b) any agreement for the lease of personal property to or from any person providing for lease payments in excess of (Pounds)500,000 per annum;

           (c) any agreement for the lease of real property;

           (d) any agreement constituting a partnership or joint venture;

           (e) any agreement under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of (Pounds)500,000 or under which it has imposed an Adverse Claim on any material amount of its assets, tangible or intangible;

           (f) any agreement concerning exclusivity or non-competition;

           (g) any profit sharing, option, equity purchase, equity appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former partners, associates, and employees (other than the Employee Trust);

           (h) any collective bargaining agreement or other agreement or arrangement with any trade union, staff association, staff works council or other organization;

           (i) any agreement for the employment or services of any individual on a full-time, part-time, consulting, self-employed or other basis providing annual compensation in excess of (Pounds)100,000;

           (j) any agreement under which it has advanced or loaned any material amount to any of its partners, associates, and employees;

           (k) any license involving consideration in excess of (Pounds)500,000 per annum;

           (l) any agreement involving consideration in excess of (Pounds)500,000 not terminable by Bacon & Woodrow on less than six (6) months' notice; and

           (m) any other agreement (or group of related agreements) the performance of which involves consideration in excess of (Pounds)1,000,000.

Bacon & Woodrow will make available to Hewitt upon request a correct and complete copy of each written agreement listed in Section 3.15 of the B&W Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.15 of the B&W Disclosure Schedule. With respect to each such agreement, including those agreements with respect to which the financial consequences are reflected in the B&W Financial Statements as of and for the fiscal year ended April 30, 2001:

(i) the agreement is legal, valid, binding, and in full force and effect; (ii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) to the Knowledge of the Management Group, no party has repudiated any provision of the agreement.

     3.16. Annuities. Except as set forth in Section 3.16 of the B&W Disclosure
           ---------
Schedule, Bacon & Woodrow has no obligation to make to any Continuing Partner or former partner of Bacon & Woodrow any payments under any annuity contract.

     3.17. Powers of Attorney. There are no outstanding powers of attorney
           ------------------
executed on behalf of Bacon & Woodrow.

     3.18. Insurance. With respect to each insurance policy (including policies
           ---------
providing professional liability, property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Bacon & Woodrow is currently a party, a named insured, or otherwise the beneficiary of coverage, to the Knowledge of the Management Group, the policy is legal, valid, binding, enforceable, and in full force and effect.

     3.19. Litigation. Section 3.19 of the B&W Disclosure Schedule sets forth
           ----------
each instance in which Bacon & Woodrow (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Management Group, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.19 of the B&W Disclosure Schedule is likely to result in a material adverse effect on Bacon & Woodrow. No member of the Management Group has received notice of any investigation threatened or contemplated by any foreign, federal, state or local governmental or regulatory authority.

     3.20. Employees. Bacon & Woodrow has paid or made provision for the payment
           ---------
of all salaries and wages accrued to or for the benefit of its employees and has complied with all applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, the payment and withholding of Taxes, and the Employment Obligations. Bacon & Woodrow is not a party to any collective bargaining agreement or other agreement or arrangement (whether in writing or by custom and practice) with any trade union, staff association, staff works council or other organization of employees. Except as set forth in Section 3.20 of the B&W Disclosure Schedule, Bacon & Woodrow is not obligated to provide more than twelve (12) months' notice prior to the termination of the employment of any employee nor is any employee entitled to severance payments in excess of twelve
(12) months' salary upon termination of employment. Except as set forth in
Section 3.20 of the B&W Disclosure Schedule, Bacon & Woodrow has not introduced any redundancy scheme in which payments greater than statutory redundancy payments are payable. Bacon & Woodrow is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth in
Section 3.20 of the B&W Disclosure Schedule there is no current, written, or unresolved material labor grievance brought by any of the employees of Bacon &

Woodrow and no material proceeding is pending or, to the Knowledge of the Management Group, threatened, and no claim therefor has been asserted. To the Knowledge of the Management Group, there is no inquiry or investigation existing, pending or threatened into Bacon & Woodrow by the Equal Opportunities Commission or the Commission for Racial Equality or Disability Rights Commission or other similar authority. There are no claims in respect of the Employment Obligations pending, or to the Knowledge of the Management Group, threatened relating to Bacon & Woodrow.

     For purposes of this Section 3.20, "Employment Obligations" means (i) any obligation under the Sex Discrimination Act 1975, Equal Pay Act 1970, Race Relations Act 1976, Disability Discrimination Act 1995, Employment Rights Act 1996, Working Time Regulations 1998, National Minimum Wage Act 1999, Treaty of Rome or any applicable EU directive or recommendation, Public Interest Disclosure Act 1998, Transfer of Undertakings (Protection of Employment) Regulations 1981, as each of the same may be amended from time to time, (ii) any obligation to pay statutory or contractual redundancy payments, (iii) any obligation to any trade union, staff association, staff works council or other organization of employees, or (iv) any obligation pursuant to or in connection with contracts of employment.

     3.21. Employee Benefits. Section 3.21 of the B&W Disclosure Schedule lists
           -----------------
each Employee Benefit Plan that Bacon & Woodrow maintains or to which Bacon & Woodrow contributes with respect to its employees. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation with the requirements of all applicable laws. All reports and descriptions have been filed with the appropriate governmental authority to the extent required. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. Bacon & Woodrow will, upon written request, deliver to Hewitt correct and complete copies of the plan documents and summary plan descriptions, governmental reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

     3.22. Clients. Section 3.22 of the B&W Disclosure Schedule sets forth an
           -------
accurate, correct and complete list of the 20 largest clients of Bacon & Woodrow (determined on the basis of revenues from services rendered) and the revenues associated therewith for the fiscal year ended April 30, 2001.

     3.23. Sale of Insurance Business. Bacon & Woodrow has made available to
           --------------------------
Hewitt accurate, correct and complete copies of all transaction documents effecting the sale of the Insurance Business to Deloitte & Touche pursuant to the Demerger and Business Transfer Agreement.

     3.24. Certain Transactions. Since April 30, 2001, Bacon & Woodrow has not
           --------------------
engaged in any of the following types of transactions involving an amount in excess of $1 million (or its equivalent in another currency) unless such transactions have been accounted for by Bacon & Woodrow in a manner notified to it by Hewitt as being consistent with US GAAP: (i) barter or other non-monetary transactions, (ii) business combinations, (iii) investment in any financial instruments, (iv) capitalization of any intangible assets, (v) capitalization of any interest costs, (vi) any research and development, (vii) investment in any marketable securities, (viii) issuance of any capital instruments, (ix) obtaining of any government grants or (x) participation in any employee equity option plan.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                       CONCERNING THE CONTINUING PARTNERS

Subject to the limitations on liability contained in this Agreement, including without limitation Sections 18.4 and 24.11, each Continuing Partner represents and warrants to Hewitt and the Hewitt Company as to such Continuing Partner only, and not as to any other Continuing Partner, that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     4.1. Authorization. The Continuing Partner has full power and authority to
          -------------
execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligations of the Continuing Partner, enforceable in accordance with its terms and conditions.

     4.2. Noncontravention. Neither the execution and the delivery of this
          ----------------
Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which the Continuing Partner is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Continuing Partner is a party or by which the Continuing Partner is bound or to which any of its assets is subject (or result in the imposition of any lien charge or encumbrance upon any of its assets). The Continuing Partner does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for him to perform his obligations under this Agreement.

     4.3. Equity Interests. The schedule of ownership rewards set forth in
          ----------------
Section 3.2 of the B&W Disclosure Schedule shows opposite the name of the Continuing Partner the extent of such Continuing Partner's percentage share of ownership reward in Bacon & Woodrow which such Continuing Partner holds free and clear of any Adverse Claims (except as set forth in the Bacon & Woodrow Partnership Deed). As of the Closing, the Continuing Partner will hold of record and own beneficially the shares in Newco set forth next to his name in Section
3.2 of the B&W Disclosure Schedule (as updated as of the Closing in accordance with Section 3.2 or Section 2.3(c)) free and clear of any Adverse Claims, and the Continuing Partner will hold no other equity interests in Newco or options, warrants, purchase rights, conversion rights, subscription rights, exchange rights or other rights with respect to such equity interests. Except as set forth in the Bacon & Woodrow Partnership Deed, the Continuing Partner is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Continuing Partner to sell, transfer, or otherwise dispose of any equity interests in Bacon & Woodrow.

     4.4. Investment Representation.
          -------------------------

           (a) The Continuing Partner acknowledges that the Hewitt Preferred Shares (and the Hewitt Company Shares issuable in exchange therefor) may not be registered under the Securities Act, or the securities laws of any state or other regulatory body and such shares are being offered and sold in reliance upon federal and state exemptions. The Continuing Partner represents that, save as contemplated by this Agreement, he is acquiring the Hewitt Preferred Shares (and the Hewitt Company Shares issuable in exchange therefor) for his own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. The Continuing Partner is a sophisticated investor, familiar with the business of Hewitt so that he is capable of evaluating the merits and risks of his investment in the Hewitt Preferred Shares (and the Hewitt Company Shares issuable in exchange therefor). The Continuing Partner has had the opportunity to investigate on his own the business of Hewitt and the management and financial affairs of Hewitt and has had the opportunity to review the results of Hewitt's operations.

           (b) The Continuing Partner is an "accredited investor" under the Securities Act in that (i) the Continuing Partner had an individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year or (ii) the Continuing Partner's individual net worth, or joint net worth with his spouse, exceeds $1,000,000.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                    CONCERNING HEWITT AND THE HEWITT COMPANY

Subject to the limitations on liability contained in this Agreement, including without limitation Section 18.4, Hewitt and the Hewitt Company represent and warrant to the Continuing Partners that (i) the statements contained in this
Article V are correct and complete as of the date of this Agreement, except as set forth in the Hewitt disclosure schedule accompanying this Agreement (the "Hewitt Disclosure Schedule"), and (ii) the statements contained in this Article V will be correct and complete in all material respects as of the Closing Date, except as set forth in a Hewitt disclosure schedule delivered to the Continuing Partners at the Closing as set forth in Section 17.1 (the "Hewitt Closing Disclosure Schedule"). The Hewitt Disclosure Schedule and the Hewitt Closing Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement, however, any information disclosed under any paragraph of the Hewitt Disclosure Schedule or the Hewitt Closing Disclosure Schedule shall apply to such other paragraphs as to which it is reasonably apparent from the disclosure that it applies. All references to Hewitt shall include Hewitt, the Hewitt Company, Hewitt Associates and their respective Subsidiaries (except where the context clearly indicates a reference only to Hewitt or the Hewitt Company).

     5.1. Organization. Hewitt is a limited liability company duly organized,
          ------------
validly existing, and in good standing under the laws of the state of Illinois. Each Subsidiary of Hewitt is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Hewitt Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Hewitt and the Hewitt Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Hewitt and the Hewitt Company has full power and authority and all licenses, permits, and authorizations necessary to carry on its businesses and to own and use the properties owned and used by it in the conduct of its business. Hewitt has made available to Bacon & Woodrow correct and complete copies of its Articles of Organization and its Limited Liability Company Operating Agreement (as amended to date). The Hewitt Company has made available to Bacon & Woodrow correct and complete copies of its Certificate of Incorporation and Bylaws, which are attached hereto as Exhibits 11 and 12, respectively. Hewitt is not in default
                   -----------     --
under or in violation of any provision of its Articles of Organization or its Limited Liability Company Operating Agreement. The Hewitt Company is not in violation of any provision of its Certificate of Incorporation or Bylaws.

     5.2. Capitalization. The aggregate outstanding ownership interests of
          --------------
Hewitt are set forth in Section 5.2 of the Hewitt Disclosure Schedule. Section
5.2 of the Hewitt Disclosure Schedule shall be updated as of the Closing to reflect the aggregate outstanding ownership interests of the Hewitt Company as of the Closing. There are no outstanding options, warrants, purchase rights, or subscription rights that could require Hewitt to issue, sell or otherwise cause to become outstanding any of its ownership interests. There are no outstanding or authorized profit participation or similar rights with respect to Hewitt other than as set forth in Section 5.2 of the Hewitt Disclosure Schedule. Except as set forth in Section 5.2 of the Hewitt Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity interests of Hewitt. All of the outstanding shares of the Hewitt Company are held by Hewitt.

     5.3. Authorization. Each of Hewitt and the Hewitt Company has full power
          -------------
and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by each of Hewitt and the Hewitt Company has been duly authorized and approved by all necessary limited liability company action and corporate action, respectively. This Agreement constitutes the valid and legally binding obligation of each of Hewitt and the Hewitt Company, enforceable in accordance with its terms and conditions.

     5.4. Noncontravention. Neither the execution and the delivery of this
          ----------------
Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which Hewitt or the Hewitt Company is subject, or any provision of Hewitt's Articles of Organization or Limited Liability Company Operating Agreement or the Hewitt Company's Certificate of Incorporation or Bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Hewitt is a party or by which Hewitt or the Hewitt Company is bound or to which any of its assets is subject (or result in the imposition of any lien, charge or encumbrance upon any of its assets).
Except as set forth in Section 5.4 of the Hewitt Disclosure Schedule, neither Hewitt nor the Hewitt Company needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

     5.5. Broker's Fees. Hewitt has no liability or obligation to pay any fees,
          -------------
expenses, or commissions to any broker or finder as a finder's fee or commission with respect to the transactions contemplated by this Agreement.

     5.6. Title to Assets. Hewitt has good and marketable title to, or a valid
          ---------------
leasehold interest in, the properties and assets used in its business or shown on its balance sheet as of September 30, 2001 (the "Most Recent Hewitt Balance Sheet") or acquired after the date thereof, free and clear of all liens, charges and encumbrances. Such property and assets constitute all property and assets necessary to conduct its business as presently conducted. Hewitt owns or leases all buildings, machinery, equipment and other tangible assets presently used by it in the conduct of its business. Such property and assets constitute all tangible property and tangible assets necessary to conduct its business as presently conducted.

     5.7. Subsidiaries. Section 5.7 of the Hewitt Disclosure Schedule sets forth
          ------------
for each Subsidiary of Hewitt (i) its name and jurisdiction of incorporation, and (ii) the number of authorized and issued shares, the names of the record owners thereof, and the number of shares held by each such holder. Except as set forth in Section 5.7 of the Hewitt Disclosure Schedule, Hewitt does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity. All of the authorized and issued shares of each Subsidiary have been duly authorized and are validly issued, fully paid shares. Hewitt owns beneficially all of the outstanding shares of each Subsidiary, free and clear of any Adverse Claims. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Hewitt to sell, transfer, or otherwise dispose of any shares of any Subsidiary or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own shares. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. Hewitt does not control, directly or indirectly, nor has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Hewitt.

     5.8. Financial Statements. Section 5.8 of the Hewitt Disclosure Schedule
          --------------------
contains the following financial statements (collectively, the "Financial Statements"): (i) audited combined balance sheet and statement of income as of and for the fiscal year ended September 30, 2001 (the "Most Recent Hewitt Fiscal Year End") for Hewitt, and (ii) unaudited balance sheet and statements of income as of and for the three (3) months ended December 31, 2001 (the "Most Recent Hewitt Fiscal Month End") for Hewitt (the "Most Recent Financial Statements"). The Financial Statements (including the notes thereto) have been prepared on the basis described therein and to the best of the Knowledge and belief of Hewitt do not contain any material inaccuracy; provided, however, that the Most Recent
                                     --------  -------
Financial Statements are subject to normal year end adjustments and lack footnotes. Section 5.8 of the Hewitt Disclosure Schedule sets forth a pro forma balance sheet of the Hewitt Company at the time of the Hewitt Company IPO prepared in accordance with Hewitt management's good faith assumptions and estimates as of the date hereof.

     5.9. Events Subsequent to Most Recent Hewitt Fiscal Year End. Except as set
          -------------------------------------------------------
forth in Section 5.9 of the Hewitt Disclosure Schedule, since the Most Recent Hewitt Fiscal Year End, there has not been any material adverse effect on Hewitt. Without limiting the generality of the foregoing, except with respect to transactions among Hewitt and its Subsidiaries, since the Most Recent Hewitt Fiscal Year End:

            (a) except with respect to real estate assets, Hewitt has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

            (b) except with respect to contracts pertaining to Total Benefits Administration, Hewitt has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) either involving consideration in excess of $7,500,000 per annum or being material and outside the ordinary course of business;

            (c) Hewitt has not entered into any contracts pertaining to Total Benefits Administration involving consideration in excess of $10,000,000 per annum;

            (d) except with respect to real estate assets, indebtedness for borrowed money and, as to agreements described in other clauses of this
     Section 5.9, subject to the thresholds set forth in those clauses, Hewitt has not entered into any agreement which is material and outside the ordinary course of business;

            (e) except with respect to contracts pertaining to Total Benefits Administration, no party (including Hewitt) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) involving consideration in excess of $7,500,000 per annum to which Hewitt is a party or by which it is bound;

            (f) except with respect to real estate assets, Hewitt has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, or acquisitions) either involving more than $7,500,000 or outside the ordinary course of business;

            (g) Hewitt has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized any lease obligation involving more than $7,500,000;

            (h) Hewitt has not received written notice that it is the subject of any material investigation or disciplinary action by any governmental authority;

             (i) Hewitt has not granted any increase in the compensation or made any other change in employment terms of any of its employees outside the ordinary course of business;

             (j) a default has not occurred under any of Hewitt's agreements with its lenders or otherwise with respect to any indebtedness for borrowed money which default has resulted in, or if uncured with the passage of time will result in, a right to accelerate such indebtedness; and

             (k) Hewitt has not committed to any of the foregoing.

     5.10. Legal Compliance. Hewitt has complied with all applicable laws
           ----------------
(including rules, regulations, codes, injunctions, judgments, orders, decrees) and rulings of federal, state, local, and foreign governments (and all agencies thereof) to which it is subject. No action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been notified in writing to Hewitt, or to the Knowledge of Hewitt, threatened against Hewitt alleging any failure to comply with such laws and rulings.

     5.11. Tax Matters. Except as set forth in Section 5.11 of the Hewitt
           -----------
Disclosure Schedule:


             (a) Hewitt has filed all Tax Returns it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Hewitt (whether or not shown on any Tax Return) have been paid. Hewitt currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where Hewitt does not file Tax Returns that Hewitt is or may be subject to taxation by that jurisdiction. There are no Adverse Claims on any of the assets of Hewitt that arose in connection with any failure (or alleged failure) to pay any Tax.

             (b) Hewitt has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

             (c) Hewitt does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Hewitt either (A) claimed or raised by any authority in writing or (B) as to which Hewitt has knowledge based upon personal contact with any agent of such authority.

             (d) Hewitt has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     5.12. Real Property.
           -------------

             (a) With respect to each parcel of real property owned by Hewitt or leased by Hewitt and used in the conduct of its business: (i) Hewitt or a Subsidiary thereof has good and marketable title to the parcel of real property, free and clear of any Adverse Claim, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which are not violated by and do not impair the current use of the property subject thereto, (ii) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy or value thereof; and (iii) all facilities have received all approvals of governmental and local governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof as owned and operated by Hewitt and have been operated and maintained in accordance with applicable laws, rules, and regulations.

             (b) With respect to each lease and sublease relating to real property leased or subleased by Hewitt and used in the conduct of its business: (i) the lease or sublease is legal, valid, binding, and in full force and effect, (ii) no party is in breach or default under the lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default which in either case is likely to give rise to a forfeiture of the lease in question.

     5.13. Intellectual Property. With respect to the registered patents, patent
           ---------------------
rights and trademarks and applications for any of the foregoing owned by Hewitt, except as described in Section 5.13 of the Hewitt Disclosure Schedule:

             (a) Hewitt is the sole and exclusive owner and has the sole and exclusive right to use the same in the conduct of its business;

             (b) no written notice has been received by Hewitt that any proceedings have been instituted, are pending or threatened, and no written claim has been received by Hewitt which challenge any rights in respect thereto or the validity or enforceability thereof;

             (c) to the Knowledge of Hewitt, none of the aforesaid infringes upon or otherwise violates the rights of others or is being infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge;

             (d) no written licenses, sublicenses or agreements pertaining to any of the aforesaid have been granted by Hewitt;

             (e) Hewitt has not received any written notice of interference or infringement of any of the foregoing;

             (f) all trademark and copyright registrations are currently in force;

             (g) there are no royalty or other payment obligations associated with Hewitt's use of the foregoing items of intellectual property; and

             (h) there are no Adverse Claims on any of the foregoing.

     5.14. Software. Hewitt has all right, title and interest in, or a valid
           --------
license to use, all Hewitt Software necessary for the conduct of its business. Hewitt owns all right, title and interest in the Hewitt Software that is not designated as licensed, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. "Hewitt Software" means all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, object codes, input data, routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material and documentation and any and all licenses and copies thereof and rights thereto which is proprietary to Hewitt or material to the operation of its business (other than licenses of software that is generally commercially available).

     5.15. Contracts. Section 5.15 of the Hewitt Disclosure Schedule lists the
           ---------
following contracts and other agreements to which Hewitt is a party or by which it is bound, other than such agreements among Hewitt and its Subsidiaries or the financial consequences of which are reflected in the Hewitt Financial Statements as of and for the fiscal year ended September 30, 2001 (the "Hewitt Contracts"):

              (a) any agreement with a client or supplier that involves revenue or expense in excess of $7,500,000 per annum, other than agreements pertaining to Total Benefits Administration;

              (b) any agreement with a client pertaining to Total Benefits Administration that involves revenue in excess of $10,000,000 per annum;

              (c) any agreement for the lease of personal property to or from any person providing for lease payments in excess of $7,500,000 per annum;

              (d) any agreement for the lease of real property;

              (e) any agreement constituting a partnership or joint venture;

              (f) any agreement under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation in excess of $7,500,000 or under which it has imposed an Adverse Claim on any material amount of its assets, tangible or intangible;

              (g) any agreement concerning exclusivity or non-competition;

              (h) any profit sharing, option, equity purchase, equity appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former partners, associates, and employees;

              (i) any collective bargaining agreement or other agreement or arrangement with any trade union, staff association, staff works council or other organization;

              (j) any agreement under which it has advanced or loaned any material amount to any of its partners, associates, and employees;

              (k) any license involving consideration in excess of $7,500,000 per annum; and

              (l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $7,500,000.

Hewitt will make available to Bacon & Woodrow upon request a correct and complete copy of each written agreement listed in Section 5.15 of the Hewitt Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.15 of the Hewitt Disclosure Schedule. With respect to each such agreement, including those agreements with respect to which the financial consequences are reflected in the Hewitt Financial Statements as of and for the fiscal year ended September 30, 2001: (i) the agreement is legal, valid, binding, and in full force and effect;
(ii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has repudiated any provision of the agreement.

     5.16. Insurance. With respect to each insurance policy (including policies
           ---------
providing professional liability, property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Hewitt is currently a party, a named insured, or otherwise the beneficiary of coverage, to the Knowledge of Hewitt, the policy is legal, valid, binding, enforceable, and in full force and effect.

     5.17. Litigation. Section 5.17 of the Hewitt Disclosure Schedule sets forth
           ----------
each instance in which Hewitt (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Hewitt, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 5.17 of the Hewitt Disclosure
Schedule is likely to result in a material adverse effect on Hewitt. Hewitt has not received notice of any investigation threatened or contemplated by any foreign, federal, state or local governmental or regulatory authority.

     5.18. Employees. Hewitt has paid or made provision for the payment of all
           ---------
salaries and wages accrued to or for the benefit of its employees and has complied with all applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, and the payment and withholding of Taxes (collectively, the "Hewitt Employment Obligations"). Hewitt is not a party to any collective bargaining agreement or other agreement or arrangement (whether in writing or by custom and practice) with any trade union, staff association, staff works council or other organization of employees. Except as set forth in Schedule 5.18 of the Hewitt Disclosure Schedule, Hewitt is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth in Schedule
5.18 of the Hewitt Disclosure Schedule, there is no current, written, or unresolved labor grievance material to Hewitt as a whole brought by any of the employees of Hewitt and no proceeding material to Hewitt as a whole is pending, or to the Knowledge of Hewitt, threatened, and no claim therefor has been asserted. Except as set forth on Schedule 5.18 of the Hewitt Disclosure Schedule, to the Knowledge of Hewitt, there is no inquiry or investigation existing, pending or threatened into Hewitt by the Equal Employment Opportunity Commission, the Commission for Racial Equality, the Commission for Disability Rights or any other similar authority. There are no claims in respect of the Hewitt Employment Obligations pending, or to the Knowledge of Hewitt, threatened relating to Hewitt.

     5.19. Employee Benefits. Each Employee Benefit Plan that Hewitt maintains
           -----------------
or to which Hewitt contributes with respect to its employees (and each related trust, insurance contract, or fund) complies in form and in operation with the requirements of all applicable laws. All required reports and descriptions have been filed with the appropriate governmental authority or distributed to employees to each Employee Benefit Plan. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. Hewitt will, upon written request, deliver to Bacon & Woodrow correct and complete copies of the plan documents and summary plan descriptions, governmental reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

     5.20. Clients. Section 5.20 of the Hewitt Disclosure Schedule sets forth an
           -------
accurate, correct and complete list of the 20 largest clients of Hewitt Associates (determined on the basis of revenues from services rendered) and the revenues of Hewitt associated therewith for the fiscal year ended September 30, 2001.

                                   ARTICLE VI

                   TRANSITION PERIOD; COVENANTS OF THE PARTIES

     6.1. General. During the Transition Period, the parties shall continue as
          -------
separate contracting entities and neither party shall hold itself out as an agent or partner of the other, except as expressly agreed between the parties during the Transition Period, nor do or permit to be done any act or make or permit to be made any statement or representation which might cause any third party to believe that either party acts as agent or partner of the other or is otherwise liable for the acts or omissions of the other.

     6.2. [Reserved].

     6.3. Interim Conduct of the Business.  During the Transition Period, the
          -------------------------------
Continuing Partners shall cause Bacon & Woodrow to use all reasonable efforts to preserve and maintain the Business and operate the Business substantially consistent with past practice and in the ordinary course of business in all material respects, except as specifically provided herein. Without limiting the generality of the foregoing, except (i) as otherwise required or contemplated hereby or (ii) with respect to clauses (a), (b), (g) and (h) below, as would not reasonably be expected to result in a material adverse effect on the Business, taken as a whole or (iii) as agreed to in writing by Hewitt, during the Transition Period, the Continuing Partners shall cause Bacon & Woodrow to:

          (a) not breach any obligations under any of the Bacon & Woodrow Contracts;

          (b) not enter into, amend or terminate or agree to enter into, amend or terminate any Employee Benefit Plan or any employment, bonus, severance or retirement contract or arrangement, nor increase or agree to increase any salary or other form of compensation or benefits payable or to become payable to any employee, except to establish the Employee Trust or in the ordinary course of business consistent with past practice;

          (c) not admit any new equity partners in Bacon & Woodrow;

          (d) not increase the amounts payable under any outstanding annuity obligations other than in accordance with their terms (or as provided in the Deed of Assumption);

          (e) not enter into, amend or terminate, or agree to enter into, amend or terminate, any B&W Contract involving consideration in excess of (Pounds)1,000,000;

          (f) use reasonable efforts to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with past practice;

          (g) not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any assets other than those set forth in Article XI with a value in excess of (Pounds)500,000; and

          (h) not purchase, acquire or lease or agree or commit to purchase, acquire or lease any asset for an amount in excess of (Pounds)500,000.

The Continuing Partners shall cause Bacon & Woodrow and Newco to not make any distribution after May 31, 2002. During the Transition Period, the Authorized Partners shall confer on a regular and frequent basis with one or more designated representatives of Hewitt to report on the general status of on-going operations of the Business and to promptly notify Hewitt of any event of which they become aware that would reasonably be expected to cause any representation or warranty herein to become false and shall keep Hewitt reasonably informed of such events.

     6.4. Hewitt Covenants. During the Transition Period, Hewitt shall use all
          ----------------
reasonable efforts to preserve and maintain its business and operate its business substantially consistent with past practice and in the ordinary course of business, except as specifically provided herein. Without limiting the generality of the foregoing, except (i) as otherwise required or contemplated hereby or (ii) with respect to clauses (a), (b), (e) and (f) below, as would not reasonably be expected to result in a material adverse effect on Hewitt or (iii) as agreed to in writing by the Authorized Partners, during the Transition Period Hewitt and Hewitt Associates shall:

          (a) not breach any obligations under any of the Hewitt Contracts;

          (b) not enter into, amend or terminate or agree to enter into, amend or terminate any Employee Benefit Plan or any employment, bonus, severance or retirement contract or arrangement, nor increase or agree to increase any salary or other form of compensation or benefits payable or to become payable to any employee, except in the ordinary course of business consistent with past practice;

          (c) except with respect to contracts pertaining to Total Benefits Administration, not enter into, amend or terminate, or agree to enter into, amend or terminate, any Hewitt Contract involving consideration in excess of $7,500,000;

          (d) use reasonable efforts to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with past practice, except for such modifications that may be necessary or desirable in connection with the Hewitt Company IPO;

          (e) except with respect to real estate assets, not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any assets with a value in excess of $7,500,000; and

          (f) except with respect to real estate assets, not purchase, acquire or lease or agree to commit to purchase, acquire or lease any asset for an amount in excess of $7,500,000.

During the Transition Period, Hewitt shall confer on a regular and frequent basis with one or more designated representatives of the Continuing Partners to report on the general status of on-going operations of Hewitt and Hewitt Associates and to promptly notify the Continuing Partners of any event that would reasonably be expected to cause any representation or warranty herein to become false and shall keep the Continuing Partners reasonably informed of such events.

Hewitt hereby undertakes in the terms set forth on Schedule 3.

     6.5. Continuing Partner Covenants. During the Transition Period, each
          ----------------------------
Continuing Partner agrees, as to himself or herself but not as to any other Continuing Partner:

          (a) not to sell, transfer or convey any interest in Bacon & Woodrow or Newco except, (i) in accordance with the Bacon & Woodrow Partnership Deed, and (ii) upon a Continuing Partner's death, disability or retirement or otherwise ceasing to be a partner;

          (b) to keep his partnership interest in Bacon & Woodrow and his shares in Newco free and clear of all Adverse Claims;

          (c) to take such actions as are necessary to effect Incorporation following the Hewitt Incorporation as contemplated by Section 2.1;

          (d) not during the Transition Period to (and to instruct the officers, representatives, agents and advisors of Bacon & Woodrow not to) solicit, encourage or negotiate any proposal from or with, or supply information to or engage in discussions with, persons other than Hewitt or its representatives with respect to, or in connection with, the acquisition of the business of Bacon & Woodrow or Newco, taken as a whole, regardless of how such acquisition is structured.

     6.6.  Consummation.
           ------------

          (a) Subject to the terms and conditions provided herein, each Continuing Partner agrees, as to himself or herself but not as to any other Continuing Partner, to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and use reasonable efforts to make effective the transactions contemplated by this Agreement in accordance with its terms. No Continuing Partner shall intentionally take any action inconsistent with its obligations hereunder or which would hinder or delay the consummation of the transactions contemplated hereby.

              (b) Subject to the terms and conditions provided herein, Hewitt agrees to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms. Hewitt shall not take any action inconsistent with its obligations hereunder or which would hinder or delay the consummation of the transactions contemplated hereby.

       6.7.   Cooperation with Regulatory Filings. Hewitt and the Continuing
              -----------------------------------
Partners shall cooperate in preparing any regulatory filings or notifications to governmental authorities necessary to consummate the transactions contemplated hereby.

       6.8.   Press Release. No press release or other public announcement
              -------------
related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other party, except that any party may make such public disclosure, which it believes in good faith to be required by law or by the requirements of any regulatory body or applicable securities exchange upon delivering prior notice to the other party hereto and providing the other party with an opportunity to comment thereon.

       6.9.   Access and Rights of Inspection; Financial Information. Each
              ------------------------------------------------------
Continuing Partner shall, as to himself or herself but not as to any other Continuing Partner, upon request by Hewitt furnish to Hewitt or Hewitt's professional advisers such information, documentation and access to personnel of the Business as Hewitt shall reasonably require in order to satisfy itself prior to Closing as to compliance by the Continuing Partners of their obligations hereunder and satisfaction of any conditions to Closing. Each Continuing Partner shall, as to himself or herself but not as to any other Continuing Partner, cooperate with Hewitt as may be reasonably requested by Hewitt, in connection with the due diligence efforts of the underwriters in the Hewitt Company IPO.

       6.10.  Secondment of Employees. Any secondment of employees, Hewitt
              -----------------------
Owners or Continuing Partners from one party to another during the Transition Period shall be made on and subject to the standard terms of secondment set out in Schedule 4 to the Heads of Agreement, subject to such variations thereto as may be agreed in writing between Hewitt and the Management Group. Except as otherwise expressly agreed in writing, it is not the intention of the parties that the employment of any employee shall transfer from either party to the other prior to Closing under the Transfer of Undertakings (Protection of Employment) Regulations (as amended) or otherwise.

       6.11.  Guidelines and Promotion of Business. During the Transition
              ------------------------------------
Period, the parties shall comply with the Guidelines. No variation to the Guidelines shall be agreed without the prior written consent of Hewitt and the Authorized Partners. Subject to Sections 6.1 and 6.2, Hewitt on the one hand, and Bacon & Woodrow and the Continuing Partners on the other hand, each agree to actively promote the business of the other party during the Transition Period.

       6.12.  Certain Transactions.
              --------------------

              (a) During the Transition Period, Bacon & Woodrow shall not, and the Continuing Partners shall cause Bacon & Woodrow not to, engage in any of the following types of transactions unless such transactions are accounted for by Bacon & Woodrow involving an amount in excess of $1 million (or its equivalent in another currency) in a manner notified by Hewitt as being consistent with US GAAP: (i) barter or other non-monetary transactions, (ii) any business combinations, (iii) investment in any financial instruments, (iv) capitalization of any intangible assets, (v) capitalization of any interest costs, (vi) any research and development,
       (vii) investment in any marketable securities, (viii) issue of any capital instruments, (ix) obtaining any government grants or (x) participation in any employee equity option plans.

              (b) No Continuing Partner shall take any action except as requested in writing by Hewitt that would result in the imposition of U.K. stamp duty in connection with the transfer of Newco shares in excess of one-half percent (1/2%) of the consideration obtained for them.

              (c) Bacon & Woodrow shall not, and the Continuing Partners shall cause Bacon & Woodrow not to, deliver this Agreement to any person to whom such delivery would constitute a violation of Section 21 of the Financial Services and Markets Act (2000).

       6.13.  Powers of Attorney with Respect to Newco Shares. Each Continuing
              -----------------------------------------------
Partner hereby irrevocably and unconditionally appoints the Hewitt Company with effect on and from the Closing as his attorney with full powers of substitution in his name and for him and on his behalf (and to the complete exclusion of any rights he may have in such regard) lawfully to exercise all voting and other rights and receive all the benefits and entitlements which may now or at any time hereafter attach to his Newco shares or any of the Newco shares registered in his name (whether alone or jointly with any other person) and to transfer and deal with such shares, rights, benefits and entitlements and execute such documents under hand or as a deed and do such acts and things in connection with the foregoing as the Hewitt Company shall from time to time think fit in all respects as if the Hewitt Company were the absolute legal and beneficial owner thereof. The powers of attorney granted in this Section are given by way of security for the due performance by each Continuing Partner of his obligations thereby contemplated.

                                  ARTICLE VII

                     CORPORATE GOVERNANCE - BACON & WOODROW

       7.1.   Bacon & Woodrow Partnership Deed. Pending Incorporation, the
              --------------------------------
business of the Continuing Partners will be governed by the Bacon & Woodrow Partnership Deed, as amended from time to time. Pending Incorporation, the Continuing Partners shall not amend or modify the Bacon & Woodrow Partnership Deed in a manner which is likely to materially prejudice the interests of Hewitt under this Agreement without the prior written consent of Hewitt, except as contemplated by this Agreement. The Continuing Partners shall promptly notify Hewitt of any amendment or modification to the Bacon & Woodrow Partnership Deed. The provisions of the

Bacon & Woodrow Partnership Deed and the Articles of Association of Newco shall govern the terms upon which, inter alia, Continuing Partners may retire or otherwise cease to be a partner during the Transition Period. Any Continuing Partner who ceases to be a partner prior to the Closing shall thereupon cease to have any rights or obligations under this Agreement (other than obligations under Article XXIV).

       7.2. New Partners. The parties acknowledge that no person shall become a
            ------------
Continuing Partner under the Agreement except with the prior written consent of Hewitt.

       7.3. Salary Increases. Pending Incorporation, the Continuing Partners
            ----------------
shall consult with Hewitt prior to making any annual increase in excess of eight percent to any of the levels of Base Salary contained in Part 1 of Schedule 3 to the Bacon & Woodrow Partnership Deed.

       7.4. Hewitt Designees. Subject to Section 9.5, the Continuing Partners
            ----------------
shall take all actions necessary to elect or appoint Hewitt's designees as the directors and officers of Newco and its Subsidiaries following the Closing.

                                  ARTICLE VIII

                          CORPORATE GOVERNANCE - HEWITT

       8.1. Hewitt Operating Agreement. During the Transition Period, Hewitt
            --------------------------
shall not amend or modify its Articles of Organization or the Hewitt Operating Agreement, and the Hewitt Company shall not amend or modify its Certificate of Incorporation, Bylaws or the terms of the Hewitt Preferred Shares, in each case, in a manner which is likely to materially prejudice the interests of any Continuing Partner under this Agreement without the prior written consent of the Management Group; provided, that the foregoing shall not restrict Hewitt from
                  --------
effecting a transaction or adopting a plan pursuant to Section 13 of the Hewitt Operating Agreement. Hewitt shall promptly notify the Continuing Partners of any amendment or modification thereto during the Transition Period.

       8.2. Access and Rights of Inspection; Financial Information. Hewitt shall
            ------------------------------------------------------
upon request by Bacon & Woodrow furnish to Bacon & Woodrow or Bacon & Woodrow's professional advisers such information, documentation and access to personnel as Bacon & Woodrow shall reasonably require in order to satisfy itself prior to Closing as to compliance by Hewitt of its obligations hereunder and satisfaction of any conditions to Closing.

       8.3. Bacon & Woodrow's Designees. Hewitt shall take all actions necessary
            ---------------------------
to elect or appoint the Continuing Partner's designees to those certain positions contemplated in Sections 9.1 through 9.5.

                                   ARTICLE IX

                            MANAGEMENT PARTICIPATION

       9.1. UK Country Manager. The Hewitt Leadership Council (formerly known as
            ------------------
the Hewitt Management Council) currently consists of 20 persons. For a period of not less than three years following Closing, one seat on the Hewitt Leadership Council (or a successor committee having similar responsibilities or authority) shall be occupied by the UK Country Manager. For a period of not less than three years following Closing, the position of UK Country Manager shall be held by a person appointed by a resolution passed by a simple majority of the Continuing Partners who shall then be employed by Newco (or an affiliate thereof) voting thereon. The UK Country Manager shall throughout such three year period continue to be responsible for recommending the Basic Salary to be allocated to each Continuing Partner within the business of Hewitt carried on in the United Kingdom. If the size of the Hewitt Leadership Council (or any successor thereto) is enlarged, Hewitt agrees that the Continuing Partners' right to nominate additional seats on the Hewitt Leadership Council (or any successor thereto) shall be proportionate (rounding to the nearest whole number) to the number of seats previously nominated by the Continuing Partners under this Section 9.1.

       9.2. Executive Committee. The Hewitt Executive Committee currently
            -------------------
consists of eleven (11) voting members. For a period of not less than three years following Closing, at least one seat on the Hewitt Executive Committee (and any successor committee having similar responsibilities or authority) shall be occupied by a Continuing Partner nominated for the purpose by a resolution passed by a simple majority of the Continuing Partners who shall then be employed by Newco (or an affiliate thereof) voting thereon. If the size of the Hewitt Executive Committee (or any successor thereto) is enlarged, Hewitt agrees that the Continuing Partners' right to nominate additional seats on the Hewitt Executive Committee (or any successor thereto) shall be proportionate (rounding to the nearest whole number) to the number of seats previously nominated by the Continuing Partners under this Section 9.2. The member of the Hewitt Executive Committee nominated by the Continuing Partners shall be nominated at the next annual election for membership on the Hewitt Executive Committee after the Closing or, if sooner, when a vacancy is created thereon after the Closing. For the avoidance of doubt it is acknowledged that nothing in this Article IX shall entitle the Continuing Partners to nominate any representative to the board of directors (or any committee thereof) of Hewitt or of the Hewitt Company following any IPO of the Hewitt Company.

       9.3. Hewitt Investment Practice. For a period of not less than three
            --------------------------
years following Closing, the global leader of the Hewitt Investment Practice shall be a person approved by a resolution passed by a simple majority of the Continuing Partners who shall then be employed by Newco (or an affiliate thereof) voting thereon.

       9.4. European Board. The European Board currently consists of eleven (11)
            --------------
persons. For a period of not less than three years following Closing, at least two seats on the European Board (or a successor committee having similar responsibilities or authority) shall be occupied by persons approved by resolutions passed by a simple majority of the Continuing Partners who shall then be employed by Newco (or an affiliate thereof) voting thereon. If the size of the European Board (or any successor thereto) is enlarged, Hewitt agrees that the Continuing Partners' right to nominate additional seats on the European Board (or any successor thereto) shall be proportionate (rounding to the nearest whole number) to the number of seats previously nominated by the Continuing Partners under this Section 9.4.

       9.5. Newco Board. For a period of not less than three years following
            -----------
Closing, at least two seats on the Newco Board shall be occupied by persons approved by resolutions passed by a simple majority of the Continuing Partners who shall then be employed by Newco (or an affiliate thereof) voting thereon. If the size of the Newco Board (or any successor thereto) is enlarged, Hewitt agrees that the Continuing Partners' right to nominate additional seats on the Newco Board (or any successor thereto) shall be proportionate (rounding to the nearest whole number) to the number of seats previously nominated by the Continuing Partners under this Section 9.5.

       9.6. Attendance at Hewitt Meetings. Subject to Section 9.8, during the
            -----------------------------
Transition Period and until the Continuing Partners' nominee is first appointed to the Hewitt Executive Committee pursuant to Section 9.2, one Continuing Partner nominated for the purpose by the others shall be provided with all materials sent to members of the Hewitt Executive Committee (including, without limitation, all materials sent to such members generally in relation to Hewitt's business) and shall be entitled to attend all meetings thereof in a non-voting capacity and another Continuing Partner so nominated shall be provided with all materials sent to members of the Hewitt Leadership Council and shall be entitled to attend all meetings of such Council in a non-voting capacity. Subject to
Section 9.8, during the Transition Period, the global head of investment of Bacon & Woodrow shall be provided with all papers sent to members of the Hewitt Global Council and shall be entitled to attend all meetings thereof in a non-voting capacity. Subject to Section 9.8, during the Transition Period, two Continuing Partners shall be provided with all materials sent to members of the Hewitt European Board and shall be entitled to attend all meetings thereof in a non-voting capacity.

       9.7. Attendance at Bacon & Woodrow Meetings. Subject to Section 9.8,
            --------------------------------------
during the Transition Period, Hewitt shall be provided with all materials sent to Continuing Partners generally in relation to their business and:

            (a) any two of the Chairman, Chief Executive and European Region Manager of Hewitt (or their designees) shall be entitled to attend all full Bacon & Woodrow partners' meetings; and

            (b) any one of such persons shall be entitled to attend all meetings of the Partnership Committee,

in each case in a non-voting capacity.

       9.8. Right to Exclude from Meetings. Notwithstanding anything herein to
            ------------------------------
the contrary, no party shall prior to Closing be required to disclose to any representative of the other any information which relates to any negotiations between the parties or which is otherwise regarded as confidential to that party and any representative of one party attending a meeting of any body of the other party may be excluded from any part of any meeting which discusses such negotiations or any such confidential matter. It is acknowledged that the Hewitt representatives referred to in Section 9.7 will not be present during any discussions relating to the Demerger and Business Transfer Agreement, the Insurance Partners (as defined in that agreement) or any matter relating to the individual circumstances of any Continuing Partner or former partner of Bacon & Woodrow.

       9.9. Additional Committees. For a period of not less than three years
            ---------------------
following Closing the Continuing Partners' right to nominate a Continuing Partner to the Hewitt Executive Committee in Section 9.2 shall also apply to the committee established by the Hewitt Company board of directors to succeed to the responsibilities of the Hewitt Leadership Council.

                                    ARTICLE X

                                   [RESERVED]


                                   ARTICLE XI

                                   DIVESTITURE

     11.1.  Divestiture of Bacon & Woodrow Businesses. During the Transition
            -----------------------------------------
Period, the Continuing Partners shall have due regard to, and shall discuss with Hewitt in good faith, any proposal made by Hewitt that the Continuing Partners should seek to dispose of the pensions and associated products mis-selling review and calculation business carried on in the Compliance Consulting Unit of Bacon & Woodrow. Should the Continuing Partners decide to dispose of that business (or if either party should decide to dispose of any other major division of its business) prior to Closing the parties shall enter into negotiations to agree to such amendments, if any, to the financial arrangements described in this Agreement as shall be appropriate to reflect the effect of such disposal on the relative values of the parties' businesses.

     11.2.  Bacon, Woodrow & de Souza; Bacon & Woodrow France. The Continuing
            -------------------------------------------------
Partners will retain their interest in the Trinidad firm of Bacon, Woodrow & de Souza and the French firm of Bacon & Woodrow France and any liability in connection therewith shall be an Excluded Liability (including without limitation the indemnification obligations of the Continuing Partners). For the avoidance of doubt, the Continuing Partners' Interest in Bacon, Woodrow & de Souza and Bacon & Woodrow France shall not be transferred to Newco. In the event the Continuing Partners sell or transfer their interest in Bacon, Woodrow & de Souza or Bacon & Woodrow France the Exchange Consideration shall not be reduced.

                                  ARTICLE XII

                                 DEMERGER COSTS

     12.1.  General. As a contribution to the Continuing Partners' costs of the
            -------
demerger of Bacon & Woodrow, Hewitt shall make additional payments to the Continuing Partners in the manner set forth on Schedule 2.

                                  ARTICLE XIII

                            BACON & WOODROW ANNUITIES

     13.1.  Retirement Annuities.
            --------------------

             (a) Upon the Incorporation Date, the Continuing Partners, Newco and the Hewitt Company shall enter into the Deed of Assumption in the form of
     Schedule 3 to the Business Purchase Agreement in respect of retirement annuities currently in payment or to become payable in the future to certain former partners of Bacon & Woodrow or their spouses or dependants.

                 (b) None of the Continuing Partners has any right to receive retirement annuity payments pursuant to the Bacon & Woodrow Partnership Deed (except for provisions relating to death in service or retirement as a result of ill-health or disability prior to the closing of the Hewitt Company IPO).

          13.2.  Undertakings under Demerger Agreement. The Continuing Partners
                 -------------------------------------
have agreed with Deloitte & Touche and the Insurance Partners (as defined in the Demerger and Business Transfer Agreement dated 20th December, 2002 among the then Partners of Bacon & Woodrow and Deloitte & Touche (the "Demerger Agreement")) that upon execution and delivery of the Deed of Assumption referred to in Section 13.1(a), such Insurance Partners will be released from their obligation under sub-clause 18.2(B) of the Demerger Agreement to contribute to the cost of funding annuity payments to former partners of Bacon & Woodrow and that Deloitte & Touche will be released from their obligation to guarantee the performance by the Insurance Partners of that obligation, in return for a payment by Deloitte & Touche to Newco of the sum of (pound)2.71 million.

          13.3.  Retired Partner Annuities. (a) The parties agree that the
                 -------------------------
Retired Partner Annuity Costs shall be borne as follows:

                    (i) as to the first(pound)16.49 million, by the Hewitt
               Company or Newco; and

                    (ii) as to any amount thereof exceeding(pound)16.49 million but not exceeding(pound)17 million, by the Continuing Partners.

                 (b) Any amount to be borne by the Continuing Partners pursuant to Section 13.3(a) shall be allocated among them in the proportions in which they are to receive Hewitt Preferred Shares pursuant to Section 2.1(e)(ii) (or such other proportions as they shall agree).

                 (c) In the event that the Continuing Partners are required to bear any amount of the Retired Partner Annuity Costs under Section 13.3(a)(ii), the Continuing Partners shall be credited as having borne (pound)60,000 of such amount already as a result of having borne certain expenses prior to the date hereof.

                 (d) Any amount to be borne by the Continuing Partners pursuant to Section 13.3(a) shall be satisfied in such manner as the Authorised Partners shall consider to be most beneficial to the Continuing Partners having regard to tax efficiency and any other factors.

                                  ARTICLE XIV

                               SERVICE AGREEMENTS

          14.1. Hewitt undertakes to the Original Continuing Partners to procure that Newco will distribute among the Original Continuing Partners in each year:

                 (i) the whole of the Additional Amount by way of Additional Bonuses under paragraph 1.1(b) of Schedule A to the Original Continuing Partners' Service Agreements;

               (ii) (until the IPO Date) the whole of the Additional Reward Pool by way of Additional Reward under paragraph 1.1(c) of Schedule A to the Original Continuing Partners' Service Agreements; and

               (iii) (until the IPO Date) the whole of the Hewitt Surplus Amount by way of Hewitt Surplus Share under paragraph 1.1(d) of Schedule A to the Original Continuing Partners' Service Agreements.

                                   ARTICLE XV

                                  USE OF NAMES

          15.1.  General.
                 -------

               (a) Without prejudice to Section 15.1(b), during the Transition Period the Continuing Partners shall carry on business under the name Bacon & Woodrow.

               (b) To the extent permitted under Section 6.1, the parties may publish during the Transition Period marketing and promotional literature and letterheading employing the joint name of "Hewitt Bacon & Woodrow" with effect from such date as the parties shall agree, but all letterheading shall make clear to third parties the party on behalf of which the relevant communication is made, and shall comply with all applicable laws and regulations.

               (c) Neither party shall, prior to Closing, issue to clients, suppliers, employees or any other group of persons generally, any marketing or promotional literature or other communication under, or employing, the name "Hewitt Bacon & Woodrow", or any combination of the names "Hewitt" and "Bacon & Woodrow", except with the prior written approval of Hewitt and the Authorized Partners.

          15.2.  Name License. The parties acknowledge they have entered into a
                 ------------
Name License in respect of the use of the name "Hewitt Bacon & Woodrow" which shall remain in full force and effect.

          15.3.  Use of Name in Other Territories. The Continuing Partners shall
                 --------------------------------
use reasonable efforts to ensure that the use of the name "Bacon & Woodrow" by them or any subsidiary company of Bacon & Woodrow in any territory does not cause confusion with any existing business which Hewitt may have in such territory, insofar as it is within their control having regard to the terms of any applicable licensing agreements.

                                  ARTICLE XVI

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF HEWITT AND THE HEWITT COMPANY

          Each and all of the obligations of Hewitt and the Hewitt Company to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

     16.1.  Accuracy of Representations and Warranties; Performance of
            ----------------------------------------------------------
Covenants. The representations and warranties of Bacon & Woodrow and the
---------
Continuing Partners contained herein being true and correct in all material respects as of the date hereof (except as disclosed in the B&W Disclosure Schedule) and as of the Closing as if made on the Closing Date (except as disclosed in the B&W Closing Disclosure Schedule). Bacon & Woodrow and the Continuing Partners shall have performed all of the obligations and complied in all material respects with all of the covenants required to be performed or complied with by any Continuing Partner or Bacon & Woodrow at or prior to the Closing on the basis that references to Bacon & Woodrow shall be treated as references to Newco where appropriate. The Management Group shall have delivered the B&W Closing Disclosure Schedule and a certificate confirming the matters in each of the foregoing sentences as of the Closing Date; provided, that the B&W Closing Disclosure Schedule may only disclose facts or circumstances arising after the date hereof which would cause any representations or warranties to be incorrect and, if such developments individually or in the aggregate would be reasonably likely to result in a material adverse effect on the Business, neither Hewitt nor the Hewitt Company shall be obligated to consummate the transactions contemplated hereby (it being understood that if Hewitt and the Hewitt Company close the transactions contemplated hereby closes after delivery of the B&W Closing Disclosure Schedule and the aforementioned certificate, then Hewitt and the Hewitt Company shall have no recourse for matters set forth therein).

     16.2.  No Pending Action. No action or proceeding before any court or
            -----------------
governmental body shall be pending wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded or prevent Newco, Hewitt or the Hewitt Company from operating the Business as currently conducted.

     16.3.  Continuing Partners. The number of Continuing Partners who are
            -------------------
engaged by the Business on a full-time basis at the Closing shall be not less than thirty (30) less any deceased Continuing Partners.

     16.4.  Incorporation. The Incorporation shall have occurred.
            -------------

                                  ARTICLE XVII

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                   OF BACON & WOODROW AND CONTINUING PARTNERS

     Each and all of the obligations of Bacon & Woodrow and the Continuing Partners to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

     17.1   Accuracy of Representations and Warranties; Performance of
            ----------------------------------------------------------
Covenants. The representations and warranties of Hewitt and the Hewitt Company
---------
contained herein being true and correct in all material respects as of the date hereof (except as disclosed in the Hewitt Disclosure Schedule) and as of the Closing as if made on the Closing Date (except as disclosed in the Hewitt Closing Disclosure Schedule). Hewitt and the Hewitt Company shall have performed all of the obligations and complied with all of the covenants required to be performed or complied with by Hewitt and the Hewitt Company at or prior to the Closing. Hewitt and the Hewitt Company shall have delivered the Hewitt Closing Disclosure Schedule and a certificate confirming the matters in each of the foregoing sentences as of the Closing Date; provided, that the Hewitt Closing Disclosure Schedule may only disclose facts or circumstances arising after the date hereof which would cause any representations or warranties to be incorrect and, if such developments individually or in the aggregate would be reasonably likely to result in a material adverse effect on Hewitt or the Hewitt Company, the Continuing Partners shall not be obligated to consummate the transactions contemplated hereby (it being understood that if Bacon & Woodrow and the Continuing Partners close the transactions contemplated hereby after delivery the Hewitt Closing Disclosure Schedule and of the aforementioned certificate, neither Bacon & Woodrow nor any of the Continuing Partners shall have recourse for matters set forth therein).

     17.2.  No Pending Action. No action or proceeding before any court or
            -----------------
governmental body shall be pending wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

     17.3.  No Change of Control. There shall not have occurred a Change of
            --------------------
Control of Hewitt or the Hewitt Company nor shall Hewitt or the Hewitt Company have entered into any agreement under which such a Change of Control might occur.

     17.4.  Hewitt Incorporation. The Hewitt Incorporation shall have occurred.
            --------------------

                                 ARTICLE XVIII

                                 INDEMNIFICATION

     18.1.  Survival. All covenants and agreements contained in this Agreement
            --------
or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing and be enforceable until the covenant or agreement has been fully performed; provided, however, if such covenant or agreement does not
                 --------  -------
require performance following the Closing Date, such pre-Closing covenant or agreement shall only survive the Closing for a period of twelve (12) months from the Closing Date. The representations and/or warranties of the Continuing Partners contained in this Agreement or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Hewitt and the Hewitt Company and shall survive the Closing for a period ending twelve (12) months from the Closing Date. The representations and/or warranties of Hewitt and the Hewitt Company contained in this Agreement or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Continuing Partners and shall survive the Closing for a period ending twelve (12) months from the Closing Date. Any claim for indemnification that is asserted in writing within the survival period shall survive until resolved or judicially determined without possibility of appeal. Except as otherwise provided herein, the representations and warranties set forth in this Agreement or in any agreement or other document delivered pursuant hereto shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party. The survival period for the representations and warranties shall in no way affect the Hewitt Company's responsibility to forever indemnify the Continuing Partners with respect to the Assumed Liabilities, nor the Continuing Partners' responsibility to forever indemnify Hewitt and the Hewitt Company for the Excluded Liabilities.

     18.2.  Indemnification.
            ---------------

            (a) Subject to the limitations contained herein, prior to the Closing Hewitt and the Hewitt Company shall, and following the Closing the Hewitt Company shall, indemnify and hold harmless the Continuing Partners from and against any and all Losses related to, caused by or arising from
     (i) any misrepresentation or breach of warranty on the date hereof or on the Closing Date or failure to fulfill any covenant or agreement of Hewitt or the Hewitt Company contained herein (including, without limitation, any misrepresentation or breach of the IPO Covenants set forth on Schedule 3 hereto) or in any agreement or other document delivered pursuant hereto for which notice is provided during the relevant survival period if one is specified under Section 18.1; (ii) the Assumed Liabilities; and (iii) any actual or alleged negligence, fraud, breach of contract or other breach of duty or default by Hewitt or the Hewitt Company or any of their respective owners, partners, employees, agents or contractors after April 30, 2001 and prior to the end of the Transition Period with respect to joint marketing for the combined business or performance of services resulting from such joint marketing efforts. For the purpose of the preceding clause (iii), any actual or alleged negligence, fraud, breach of contract or other breach of duty or default by an employee, owner or partner of one party while acting in the course of his duties while on secondment to the other party shall be treated as having been committed by the party to whom such employee, owner or partner was seconded. "Losses" means any and all actual losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, and other reasonable costs and expenses); provided, however, that
                                                     --------  -------
     Losses shall (i) not include consequential (such as loss of business or profits), incidental, special or punitive losses, damages, costs, expenses or any diminution in value and (ii) be reduced to take into account recoveries received or to be received by the damaged party from third parties in connection with such losses, damages, costs and expenses except to the extent of any increase in the insurance premiums of the damaged party resulting from such losses, damages, costs or expenses.

            (b) Subject to the limitations contained herein, the Continuing Partners, on a pro rata basis in accordance with the number of Hewitt Preferred Shares received (or to be received if the Closing has not occurred) or the Continuing Partners interest in Bacon & Woodrow or Newco, as the case may be, if the Closing does not occur, shall indemnify and hold harmless Hewitt and the Hewitt Company, from and against any and all Losses, related to, caused by or arising from (i) any misrepresentation or breach of warranty on the date hereof or on the Closing Date or failure to fulfill any covenant or agreement of Bacon & Woodrow or any Continuing Partner contained herein or in any agreement or other document delivered pursuant hereto for which notice is provided during the survival period (if one is specified under Section 18.1); (ii) the Excluded Liabilities and
     (iii) any actual or alleged negligence, fraud, breach of contract or other breach of duty or default by Bacon & Woodrow or any of its owners, partners, employees, agents or contractors after April 30, 2001 and prior to the end of the Transition Period with respect to joint marketing efforts for the combined business or performance of services resulting from such joint marketing efforts. For the purpose of the preceding clause (iii), any actual or alleged negligence, fraud, breach of contract or other breach of duty or default by an employee, owner or partner of one party while acting in the course of his duties while on secondment to the other party shall be treated as having been committed by the party to whom such employee, owner or partner was seconded.

           (c) No Continuing Partner shall be entitled to make a claim for indemnification against Hewitt or any of its Affiliates or Subsidiaries (including Newco) by reason of the fact such Continuing Partner was a partner, officer, manager, employee, agent or other representative of Bacon & Woodrow or its Affiliates or Subsidiaries (whether such claim is pursuant to any statute, agreement, contractual obligation, including the Bacon & Woodrow Partnership Deed and the Newco Memorandum and Articles of Association) with respect to any claim made against such Continuing Partner under Subsection 18.2(b).

           (d) Except as set forth in paragraph (c) above and except with respect to any Excluded Liability, all rights to indemnification for acts or omissions relating to the Business occurring prior to the Closing and now existing in favor of the Continuing Partners shall survive the Closing and continue in effect in accordance with their respective terms.

     18.3. Third Party Claims.
           ------------------

           (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Article, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided,
                                                                --------
     however, that no delay on the part of the Indemnified Party in notifying
     -------
     the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

           (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim, subject to the limitations contained in this Article XVIII and the Indemnifying Party's reservation of rights and reimbursement if no breach is found, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party's indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom of practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

           (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 18.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

           (d) Unless and until an Indemnifying Party assumes the defense of the Third Party claim as provided in Section 18.3(b) above or in the event any of the conditions set forth in Section 18.3(b) become unsatisfied, however, (i) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, in no
                                                       --------  -------
     event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (such consent not to be withheld unreasonably), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) to the extent the Indemnified Party is entitled to indemnification, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Article but limited to the extent the Indemnified Party is actually entitled to indemnification.

     18.4. Limitation.
           ----------

           (a) The Continuing Partners shall not be liable to Hewitt or the Hewitt Company for indemnification (except for payments based on the calculation of Closing Net Worth and payment of the Excluded Liabilities and covenants and agreements that require performance post-Closing) until the aggregate amount of all such claims exceeds(pound)1,400,000, in which event Hewitt and the Hewitt Company shall only be entitled to recover all such claims in excess of such amount. Hewitt and the Hewitt Company shall not be liable to the Continuing Partners for indemnification (except for payments based on the calculation of Closing Net Worth and payment of the Assumed Liabilities and covenants and agreements that require performance post-Closing) until the aggregate amount of all such claims exceeds (Pounds)1,400,000, in which event the Continuing Partners shall only be entitled to recover all such claims in excess of such amount.

           (b) The maximum aggregate liability of the Continuing Partners for indemnification (except for payments based on the calculation of Closing Net Worth and payment of the Excluded Liabilities and covenants and agreements that require performance post-Closing) shall not exceed (Pounds)8,400,000. The maximum aggregate liability of each Continuing Partner is limited as provided in Section 18.4(e) and Section 24.11. The maximum aggregate liability of Hewitt and the Hewitt Company for indemnification (except for covenants and agreements that require performance post-Closing, including any payment based on calculation of Closing Net Worth and payment of the Assumed Liabilities), shall not exceed (Pounds)8,400,000. The Hewitt Company's liability for breach of the IPO Covenants shall be subject to the thresholds and limitations set forth in Section 18.4(a) and 18.4(b). The liability of each Continuing Partner is also limited by Section 18.4(e) and 24.11.

           (c) If the Closing occurs, Hewitt and the Hewitt Company shall be required to satisfy indemnification claims exclusively from the Escrowed Shares pursuant to the terms of the Escrow Agreement; provided, that the
                                                           --------
     foregoing limitation shall not apply with respect to indemnification claims relating to the Excluded Liabilities or the Closing Net Worth adjustment. If the Closing does not occur, Hewitt and the Hewitt Company shall satisfy their indemnification claims as set forth in Section 18.4(e). Escrowed Shares that are returned to the Hewitt Company in satisfaction of indemnification claims will be valued at the then market value thereof, which shall be determined in accordance with Subsection 2(a) of the Escrow Agreement. Immediately prior to such return of Escrowed Shares to Hewitt or the Hewitt Company as the case may be, the Continuing Partners shall have the option to substitute cash (U.S. dollars) for such Escrowed Shares in an amount equal to the then market value thereof, and upon such payment such Escrowed Shares will be released to the Continuing Partners who made such payment.

           (d) Notwithstanding anything contained in this Agreement or any other agreement or documents to the contrary, the remedies set forth in
     Section 18.2, if any, shall be the sole and exclusive remedies for any liability, damage, expense, liability or other obligation or other Loss (or claim therefor), by virtue of or based upon the alleged misrepresentation or inaccuracy in, or alleged non-fulfillment of, or breach of, or of, any of the representations, warranties, covenants, undertakings, and other obligations set forth or contained in this Agreement, in any schedule or exhibit hereto or in any certificate or other document delivered pursuant hereto or any other agreement or document, the subject of this Agreement, the business of Bacon & Woodrow and its subsidiaries, the assets, liabilities, ownership, operation, management, use or control of such business, any of their assets, or any of the transactions contemplated hereby or any actions or omissions at or prior to the Closing Date, except
     (i) solely to the extent of fraud (but only against the party committing fraud and only for actual losses suffered, specifically excluding lost profits, diminution in value, or special, consequential indirect, consequential or punitive damages or losses and except); (ii) solely to the extent of any covenants or agreements that require performance post-closing (including any payment based on the calculation of Closing Net Worth and payments of the Excluded Liabilities) in which event (and solely in such event), all rights contained in this Article are cumulative and are in addition to all other rights and remedies which are otherwise available, pursuant to the terms of this Agreement or applicable law and (iii) where injunctive relief, specific performance or other equitable relief is sought as a remedy.

           (e) The maximum aggregate liability of any Continuing Partner hereunder shall not exceed the percentage of the Hewitt Preferred Shares received (or to be received if the Closing has not occurred) by such Continuing Partner (expressed as a percentage of the total number of Hewitt Preferred Shares received (or to be received if the Closing has not occurred) by all Continuing Partners at the Closing) multiplied by the Exchange Consideration. In
                                  -------------
         addition, if the Closing does not occur, Hewitt's and the Hewitt Company's recourse as to any Continuing Partner shall be limited solely to such Continuing Partner's interest in Bacon & Woodrow or Newco, as the case may be.

         18.5. Limitation Regarding Business Information. Save for any
               -----------------------------------------
representation or warranty expressly given under this Agreement or any subsequent written agreement to effect the combination of the parties' businesses, each party agrees that no representation, promise or warranty, express or implied, will be treated as being given by or on behalf of either party (or any of such party's subsidiaries or its or its subsidiary's agents, employees or advisers (each a "Disclosing Party")) to the other party as to the accuracy or completeness of any Business Information and that (save in the case of fraud) neither the Disclosing Party nor any of its subsidiaries nor any of its subsidiaries' employees, agents or advisers shall have any liability in respect of any such express or implied representation, promise or warranty and each party agrees that neither it nor any of its subsidiaries or any of its subsidiaries' employees, agents or advisers shall take any action against any Disclosing Party in respect of any lack of accuracy or completeness of any such Business Information.

         18.6. Mitigation; Subrogation. The Indemnified Party shall take all
               -----------------------
commercially reasonable steps to mitigate all indemnifiable damages after becoming aware of any event which would reasonably be expected to give rise to any indemnifiable damages of the Indemnifying Party. To the extent that an Indemnifying Party has discharged any claim for indemnification hereunder, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against third parties.

                                   ARTICLE XIX

                                   TERMINATION

         19.1. Termination. Notwithstanding any other provision herein, this
               -----------
Agreement shall terminate:

               (a) forthwith upon written notice by either party if the Hewitt Incorporation shall not have occurred by February 28, 2003 or if Hewitt shall have determined prior to that date not to proceed with the Hewitt Incorporation; or

               (b) forthwith upon written notice by either party if an Event of Default occurs in respect of the other; or

               (c) forthwith upon written notice by either party if the other party suffers a professional indemnity claim which is reasonably likely to result in the other party incurring a loss which exceeds such party's professional indemnity insurance coverage by $100,000,000; or

               (d) forthwith upon written notice given by either party following a material breach by the other of any of its obligations under this Agreement, which breach shall remain uncured for a period of thirty
         (30) days following written notice specifying the nature of such breach.

         19.2. Event of Default. For the purposes of Section 19.1 above, an
               ----------------
Event of Default shall occur:

               (a) in respect of Hewitt if:

                    (i) Hewitt (which, in this Subsection 19.2(a)(i) shall include the Hewitt Company) or any of its subsidiaries (a) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (b) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law or jurisdiction, (c) makes an assignment for the benefit of its creditors, (d) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (e) is adjudicated as insolvent or to be liquidated or
               (f) takes corporate action for the purpose of any of the foregoing; or a court or governmental authority of competent jurisdiction enters an order appointing, without consent by Hewitt or the relevant subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to Hewitt or any subsidiary of Hewitt or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Hewitt or any subsidiary of Hewitt, or any such petition shall be filed against Hewitt or any subsidiary of Hewitt, and

               (b) in respect of the Continuing Partners if:

                    (i) any encumbrancer takes possession of the whole or a material part of the assets of Bacon & Woodrow; or

                    (ii) any insolvency proceedings are commenced against Bacon & Woodrow or any steps are taken with a view to proposing (under any enactment or otherwise) any kind of composition, scheme of arrangement, compromise or arrangement involving Bacon & Woodrow and its creditors; or

                    (iii) any application is made for an administration order or the appointment of an administrator in relation to Bacon &
               Woodrow.

         19.3. Bankruptcy of Continuing Partners. If during the Transition
               ---------------------------------
Period any Continuing Partner shall cease to be a partner of Bacon & Woodrow by reason of his bankruptcy he shall thereupon cease to have any further rights or obligations under this Agreement.

     19.4. Effect of Termination. Upon termination of this Agreement:
           ---------------------

            (a) the parties shall use all reasonable efforts to separate their businesses in a prompt, sensible and practical manner causing the minimum of disruption to clients;

            (b) any employee of the Continuing Partners seconded to Hewitt will be required to return to work for the Continuing Partners and any employee of Hewitt seconded to the Continuing Partners will be required to return to work for Hewitt; and

            (c) Subject to Sections 18.4(e) and 24.12, each party to this Agreement shall remain responsible for any breach by it or him of this Agreement or any other agreement or document delivered pursuant hereto prior to such termination.

     19.5. Non-Solicitation. For a period of two years following termination
           ----------------
of this Agreement neither party shall:

            (a) solicit the custom of any person who at the date of termination was a client of the other in respect of the provision of services to such client of the same nature as those provided by the other at any time during the period of 12 months prior to Closing; or

            (b) seek to solicit or entice away from the other party any employee of such other party; or

            (c) assist any other person to do any of the foregoing.

                                   ARTICLE XX

                                    PI COVER

     20.1. Continuation of Insurance Coverage. For a period of ten years from
           ----------------------------------
April 30, 2001 the Continuing Partners shall maintain, in compliance with clause 9 of the Demerger and Business Transfer Agreement, professional indemnity insurance cover in respect of negligence, breach of contract, breach of duty and other default of the nature customarily covered by professional indemnity insurance in connection with any services rendered or advice given prior to Closing by Bacon & Woodrow, any predecessor or successor firms of Bacon & Woodrow, any Continuing Partner or any partner, employee, consultant or former partner, employee or consultant of Bacon & Woodrow or any predecessor or successor firm of Bacon & Woodrow. The Continuing Partners shall ensure that each of Hewitt and the Hewitt Company is named as an insured party in respect of such insurance cover. Any insurance policies required under this Section shall contain a provision that coverages provided under the policies will not be reduced, canceled, or allowed to expire until at least 30 days prior written notice has been given to Hewitt and the Hewitt Company.

     20.2. Cost of Insurance Coverage. During the Transition Period the cost of
           --------------------------
maintaining such insurance cover as is referred to in Section 20.1 shall be borne by the Continuing Partners. During the remainder of the ten year period referred to in Section 20.1, following the Closing, Hewitt Company shall procure that such cost shall be borne by Newco (including the payment when due of all premiums, insurance premium tax and fees payable in connection therewith).

     20.3. Alternative Insurance Coverage. The Hewitt Company may elect to
           ------------------------------
maintain, in place of the insurance cover referred to in Section 20.1, combined insurance cover for all or part of the Hewitt business following the Closing, provided the Hewitt Company has demonstrated to the reasonable satisfaction of the Authorized Partners that:

           (a) the terms of such cover are reasonable;

           (b) such cover fulfils the obligations of the Continuing Partners under clause 9 of the Demerger and Business Transfer Agreement; and

           (c) such cover does not expose the Continuing Partners to any greater risk than the cover referred to in Section 20.1 above.

                                  ARTICLE XXI

                                REGULATORY ISSUES

     21.1. Conduct of Business. Each of the Continuing Partners, Hewitt and the
           -------------------
Hewitt Company agree to conduct their respective business activities in compliance with all applicable rules and regulations in all material respects and will be responsible for ensuring that to the extent that their business or that of any of their respective subsidiaries constitutes "investment business" (as defined by the Financial Services Act 1986) or, if applicable, a "regulated activity" (as defined by the Financial Services and Markets Act 2000) they and such subsidiary are fully authorized to conduct such business in the United Kingdom.

     21.2. Regulatory Assistance. Notwithstanding the provisions of Article VI,
           ---------------------
to the extent that the parties engage in business jointly during the Transition Period or the regulated business activities of one party overlap with those of the other, each shall provide such assistance to the other in providing such information as may be required by the Institute of Actuaries (in the case of the Continuing Partners) or IMRO (in the case of Hewitt) or, in each case, any successor regulatory body, to ensure full compliance with such regulations governing the conduct of their respective businesses as may be in force from time to time.

                                  ARTICLE XXII

                             VARIATION OF DEEDS ETC.

     22.1. Bacon & Woodrow Partnership Deed. The Continuing Partners agree that
           --------------------------------
where any of the provisions of this Agreement or any of the transactions contemplated by this Agreement expressly or implicitly constitutes, or requires, a variation or waiver of the Bacon & Woodrow Partnership Deed, this Agreement constitutes a valid resolution or waiver for the purposes of clause 37.4 of the Bacon & Woodrow Partnership Deed. The Continuing Partners acknowledge that the provisions of any such variation are adequately set out in this Agreement for the purposes of clause 37.4 of the Partnership Deed. For the avoidance of doubt the Continuing Partners hereby waive any rights of veto contained in clause 37.2 of the Partnership Deed in respect of the matters set out in this Agreement.

     22.2. Hewitt Operating Agreement. Hewitt hereby agrees that it will procure
           --------------------------
that such changes shall be made to the Hewitt Operating Agreement on or prior to Closing as shall be necessary to give effect to the terms of this Agreement. In the event of any inconsistency between the provisions of this Agreement on the one hand and Hewitt's Articles of Organization or the Hewitt Operating Agreement (as amended from time to time) on the other hand the provisions of this Agreement shall prevail.

     22.3. Appointment of Authorized Partners. Each Continuing Partner hereby
           ----------------------------------
appoints each of Peter Morgan, Richard Moore, Roger Parkin, Alan Judes and Michael Gannon (the "Authorized Partners") the attorney-in-fact of such Continuing Partner, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Continuing Partner (i) to amend or waive any provision of this Agreement, (ii) to terminate this Agreement pursuant to the provisions of Article 19, and (iii) to do all other things and to take all other action under or related to this Agreement that the Authorized Partners may consider necessary or proper to effectuate the transactions contemplated hereby and to resolve any dispute with Hewitt or the Hewitt Company over any aspect of this Agreement and on behalf of such Continuing Partner to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding such Continuing Partner as if such Continuing Partner had personally entered into such an agreement; provided, that all actions taken or decisions made by the Authorized Partners on behalf of the Continuing Partner shall be taken or made in a manner which is ratable and equitable amongst all Continuing Partners. The Authorized Partners shall have the exclusive right, power and authority, on behalf of all Continuing Partners, to pursue, defend, and settle any indemnification claims pursuant to Article 18 and to do all things and to take all other actions the Authorized Partners may consider necessary or proper to resolve any indemnification claims after the Closing. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Continuing Partner or the occurrence of any other event or events and the Authorized Partners may not terminate this power of attorney with respect to any Continuing Partner or such Continuing Partner's successors or assigns without the consent of Hewitt or the Hewitt Company. Successor Authorized Partners shall be appointed by a majority of the Continuing Partners then employed by Newco or the Hewitt Company. Any notice given to the Authorized Partners pursuant to this Agreement or any other agreements contemplated hereby shall constitute effective notice to all Continuing Partners, and any other party to this Agreement or any other Person may rely on any notice, consent, election or other communication received from the Authorized Partners as if such notice, consent, election or other communication had been received from all the Continuing Partners. Each Continuing Partner agrees to hold the Authorized Partners harmless from any and all loss, damage or liability and expenses (including legal fees) which such Continuing Partner may sustain as a result of any action taken in good faith by the Authorized Partners.

                                 ARTICLE XXIII

                        CONFIDENTIALITY AND ANNOUNCEMENTS

     23.1. Confidentiality Each of the parties shall keep confidential and not
           ---------------
disclose to any other person or use for any purpose (other than carrying this Agreement into effect) the provisions of this Agreement, the subject matter or terms of this Agreement or any information obtained from the other party in connection with the negotiation or implementation of this Agreement.

     23.2. Exceptions. Notwithstanding Section 23.1, a party may disclose
           ----------
     information:


           (a) if and to the extent required by law or by any stock exchange or other regulatory or governmental body to which that party is subject; or

           (b) if and to the extent required to be disclosed to a party's professional advisers for use in connection with any matters contemplated in this Agreement (in which case it shall only be disclosed on the basis that such professional advisers keep such information confidential); or

           (c) which is or becomes within the public domain through no fault of that party; or

           (d) as permitted by Section 23.3.

     23.3. Disclosure by Hewitt and the Continuing Partners. Hewitt may disclose
           ------------------------------------------------
the provisions of this Agreement to all or any of its Owners to the extent necessary to obtain their consent to the making of all such changes to the Hewitt Operating Agreement as shall be necessary to give effect to the terms of this Agreement or, after obtaining the Authorized Partners' written consent (such consent not to be withheld unreasonably), in connection with the Hewitt Company IPO. The Continuing Partners may disclose the provisions of this Agreement to all or any of their equity partners to the extent necessary to obtain their consents to the making of all such changes to the Bacon & Woodrow Partnership Deed as shall be necessary to give effect to the terms of this Agreement or, after obtaining Hewitt's written consent (such consent not to be withheld unreasonably), in connection with the Hewitt Company IPO.

     23.4. No Public Announcement. No public announcement or press release in
           ----------------------
connection with the subject matter of this Agreement shall be made or issued by or on behalf of either party without the prior written approval of the other, save as required by law or by any stock exchange or other regulatory or governmental body to which that party is subject (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure and provide such party with an opportunity to comment on the disclosure).

     23.5. Survival of Obligations. The restrictions contained in this Article
           -----------------------
shall continue to apply after the termination of this Agreement without limit in time.

                                  ARTICLE XXIV

                                  MISCELLANEOUS

     24.1. Notice. Any notice to be given under this Agreement shall be in
           ------
writing. Notices to be given to any party under this Agreement shall be sent by prepaid letter mail (airmail if from a different country) or facsimile transmission to the party at its address or fax number and for the attention of the individual set out below, or to such other address, fax number or individual as the party to be served shall notify to the other in accordance with this Section. Any notice given under this Agreement shall be deemed to have been given as follows: (a) if sent by post, five days after the date of posting; and (b) if sent by fax, when dispatched.

                     Party                          Address                             Fax No
         Hewitt Holdings LLC                        100 Half Day Road                   + + 1 847 771 7940
         Hewitt Associates, Inc.                    Lincolnshire
         Attention:  Chief Executive Officer        Illinois
         cc  General Counsel                        60069, USA

         The Continuing Partners                    St. Olaf House                      + +44 20 7716 7411
         Attention:  the Partnership                London Bridge City
         Secretary, Bacon & Woodrow                 London
                                                    SE1 2PE

         24.2.    No Joint Venture or Agency.  Nothing in this Agreement shall
                  --------------------------
be construed as establishing or implying any partnership or joint venture between the parties or as constituting any party the agent of the other.

         24.3.    Entire Agreement. Each party acknowledges that in entering
                  ----------------
into this Agreement it is not relying upon any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement, including the Heads of Agreement made or given by any person at any time before the date of this Agreement and will not be relying on any draft agreement or arrangement on or after the date of this Agreement and before the Closing (a "Pre-Contractual Statement") except as set forth in an exhibit hereto or in a writing that expressly refers to this Section 24.3 and is executed by each party. Each Party acknowledges that it will not be relying upon any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever except as set forth in an exhibit hereto or in a writing that is executed by Hewitt and an Authorized Partner. No party shall have any right of action (except in the case of fraud) against any other party arising in connection with any Pre-Contractual Statement, except to the extent that such Pre-Contractual Statement is repeated in this Agreement or any schedule hereto.

         24.4.    Governing Law. This Agreement shall be governed by and
                  -------------
construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (either of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

         24.5.    Amendments and Waivers. No amendment of any provision of this
                  ----------------------
Agreement shall be valid unless the same shall be in writing and signed by Hewitt, the Hewitt Company and an Authorized Partner. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         24.6.    Severability. Any term or provision of this Agreement that is
                  ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         24.7.    Counterparts. This Agreement may be executed in any number of
                  ------------
counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

         24.8.    Currency. Any amount expressed to be payable hereunder in
                  --------
Sterling shall be payable in Sterling only and not its equivalent in any other currency.

         24.9.    No Third Party Beneficiaries. The parties to this Agreement do
                  ----------------------------
not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 of England and Wales or otherwise, by any person who is not a party to this Agreement.

         24.10.   Successors and Assigns. This Agreement shall be binding upon
                  ----------------------
and inure to the benefit of the parties hereto and their respective successors, heirs and assigns, including as to Hewitt, upon the Hewitt Company pursuant to
Section 2.1(e)(iii).

         24.11.   Pro Rata and Several Obligations; Non-Recourse, etc.
                  ---------------------------------------------------
Notwithstanding anything contained in this Agreement or in any other agreement, document or instrument to the contrary: (i) all obligations and liabilities of the Continuing Partners for indemnification shall be on a pro rata and several basis, and accordingly, the portion of any obligation, liability or Loss that a Continuing Partner is responsible for shall, subject to the other limitations contained herein, including, without limitation, Section 18.4, be the amount of such obligation or liability multiplied by a fraction, the numerator of which is the number of Hewitt Preferred Shares received (or to be received if the Closing has not occurred) by such Continuing Partner pursuant to Section 2.1 and the denominator of which is the aggregate number of Hewitt Preferred Shares issued (or to be issued if the Closing has not occurred) by Hewitt pursuant to Section 2.1; (ii) subject to the other limitations and exclusions contained herein, including without limitation, Section 18.4, all obligations and liabilities of a Continuing Partner shall be satisfied solely and exclusively from such Continuing Partner's (a) pro rata share of the Escrow if a Closing occurs, or
(b) interest in Bacon & Woodrow or Newco, as the case may be, if the Closing does not occur.

         IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

HEWITT HOLDINGS L.L.C.

By:/s/   Gerald I. Wilson
   --------------------------------------------
Printed Name: Gerald I. Wilson
             ----------------------------------
Title: Chairman of the Executive Committee and
       ----------------------------------------
Authorized Representative
-----------------------------------------------

HEWITT ASSOCIATES, INC.

By: /s/ Dale L. Gifford
   --------------------------------------------
Printed Name: Dale L. Gifford
             ----------------------------------
Title: Chief Executive Officer
      -----------------------------------------

Executed as a deed by PETER MORGAN       )
on his own behalf and as attorney for    )
M. J. JONES, M. A. POMERY,               ) .../s/ Peter Morgan.....
G. R. FARREN, R. D. MOORE,
A. R. HEWITT, D. P. HAGER,
R. J. CHAPMAN, P. R. C. JOWETT,
K. R. WESBROOM,
M. G. J. GANNON, R. S. PARKIN,
K. BARTON, L. S. PARSONAGE,
R. J. WHITELAM, R. L. M. ARNOLD,
N. D. FITZPATRICK, A. H. PHILLIPS,
I. EDWARDS, P. M. WEBSTER,
A. S. CAIRNS, M. A. EVANS,
A. M. JUDES, R. A. BLOCK,
R. K. MULCAHY, R. D. SENIOR,
S. A. ST LEGER-HARRIS,
A. R. ASHTON, P. E. COOK,
A. D. COX, R. R. HANSFORD,
R. A. MEEK, A. J. CORVESOR,
L. D. JAGGER, C. G. NORDEN,
K. E. ROSENBERG, A. MCKINNON,
B. K. WILSON, S. BRIDGELAND,
J. E. M. CURTIS, K. D. LELLIOTT,
J. M. LOWES, A. PAYNE,
R. H. DAVIES, M. A. JONES,
S. L. KENYON, J. C. OLIVER,
T. D. A. REAY, A. J. STADDON,
A. H. TUNNINGLEY
THE BACON & WOODROW
EMPLOYEE TRUST

in the presence of:

Witness' signature       :

Witness' name            :

Occupation               :

Address                  :

                                   SCHEDULE 1

                             The Continuing Partners
                             -----------------------

                             Part A - The Original Continuing Partners
                                      --------------------------------

                             Robert Lenox Michael Arnold
                             Anthony Richard Ashton
                             Keith Barton
                             Richard Allen Block
                             Anthony Stephen Cairns
                             Richard John Chapman
                             Paula Elizabeth Cook
                             Andrew James Corvesor
                             Andrew Darrell Cox
                             Ian Edwards
                             Morfydd Ann Evans
                             Graham Richard Farren
                             Nicholas David Fitzpatrick
                             Michael Gerard Joseph Gannon
                             David Paul Hager
                             Rebecca Ruth Hansford
                             Anthony Richard Hewitt
                             Lee David Jagger
                             Michael John Jones
                             Philip Robert Corrie Jowett
                             Alan Marc Judes
                             Andrew Stephen McKinnon
                             Robert Anthony Meek
                             Richard Dalzell Moore
                             Peter Jerome Morgan
                             Richard Kenneth Mulcahy
                             Christopher Geoffrey Norden
                             Roger Stephen Parkin
                             Linda Susan Parsonage
                             Alan Harry Phillips
                             Michael Alan Pomery
                             Kerrin Edward Rosenberg
                             Robert Douglas Senior
                             Simon Abbott St. Leger-Harris
                             Penelope Mary Webster
                             Kevin Richard Wesbroom
                             Richard John Whitelam

                           Part B - The 2002 Partners
                                    -----------------

                           Sally Bridgeland
                           Jane Elizabeth Mary Curtis
                           Keith David Lelliott
                           John Martin Lowes
                           Andrew Payne
                           Brian Kenneth Wilson
                           John Charles Oliver
                           Mark Adam Jones
                           Sara Lousie Kenyon
                           Robert Huw Davies
                           Andrew James Tunningley
                           Timothy David Alan Reay
                           Andrew James Staddon
                           The Bacon & Woodrow Employee Trust

                                   SCHEDULE 2

                                 DEMERGER COSTS

     1.   General. As a contribution to the Continuing Partners' costs of the
          -------
demerger of Bacon & Woodrow, Hewitt hereby covenants, subject as hereinafter provided, to pay to the Continuing Partners in respect of each of the accounting periods ending April 30, 2002 and April 30, 2003 such amount (if any) by which the Allocable Management Profit for such accounting period shall be less than (pound)21,000,000. The maximum payment from Hewitt to the Continuing Partners under this Section in respect of the accounting period ending on 30th April, 2002 shall not exceed (Pounds)2,500,000 and in respect of both accounting periods shall not exceed (Pounds)5,000,000 in aggregate. Each sum payable under this Section shall be paid to the Continuing Partners on July 31 following the end of the accounting period in question.

     2.   Reduction in Number of Continuing Partners. If the number of
          ------------------------------------------
Continuing Partners reduces to less than 35 then the (Pounds)21,000,000 amount referred to in Paragraph 1 above shall be reduced by multiplying such amount by the fraction of X/35 where X is the average number of Continuing Partners who shall have been partners in Bacon & Woodrow (or, as the case may be, members of Hewitt Bacon & Woodrow Limited) throughout the accounting period in question.

     3.   Timing of Closing.
          -----------------

             (a) If Closing occurs during, but prior to the end of, any of the accounting periods referred to in Paragraph 1 above, the amount of (Pounds)21,000,000 referred to therein in relation to that accounting period shall be reduced by multiplying it by the fraction X/365 where X is the number of days in that accounting period which shall have elapsed prior to Closing. If Closing occurs prior to the commencement of any of such accounting periods no amount shall be payable under this Schedule in respect of such accounting period.

             (b) If Closing shall not have taken place by June 30, 2002 or if this Agreement is terminated for any reason, any sums paid by Hewitt under this Schedule shall be repaid by Bacon & Woodrow together with interest from the date of receipt by the Continuing Partners until repayment at a rate equal to Barclays Bank plc base rate from time to time, such interest to be compounded annually on July 31 in each year.

"Allocable Management Profit" means, in respect of any accounting period of Bacon & Woodrow, the Total Income less Total Expenditure derived by Bacon & Woodrow from its business activities in respect of that accounting period as derived from the Bacon & Woodrow management accounts for such accounting period, such management accounts to be prepared on the same bases and using the same accounting policies and assumptions as those used in the management accounts of Bacon & Woodrow in respect of the accounting period ended on April 30, 2001. Calculation of Allocable Management Profit shall exclude the Insurance Business. For this purpose:-

     (a) "Total Income" means Work Done recorded in the accounting period plus or minus write ups or write downs (normally put through at the the time of billing) to reflect the realizable value of Work Done plus any uplift charged to clients on disbursements incurred and paid for on any clients behalf plus Other Income;

     (b) "Work Done" means the number of chargeable hours recorded in the accounting period multiplied by applicable charge out rates;

     (c) "Other Income" means income derived from client activities that is not charged on a time spent basis - for example, the Online! subscription service, non-client specific bulletins produced by the Investment or Benefits Research sections, dividend or profit shares received from investments and sales of software;

     (d) "Total Expenditure" means (subject to paragraph (e) below) all costs incurred in undertaking the Bacon & Woodrow business, including (without limitation):-

           (i)   annuities paid to Former Partners; and

           (ii)  prudent provisions for known or anticipated liabilities;

     (e)   Total Expenditure does not include:-

           (i) Notional Salaries, benefits or pension allowances of Partners, interest on Partners' capital balances, bonuses, Ownership Reward or any other allocation of profit to Partners;

           (ii)  bank interest payable or receivable; or

           (iii) bank transaction charges; or

           (iv) any cash outflow in respect of exit payments due to retiring Partners of Bacon & Woodrow retiring on 30th April, 2001; or

           (v) any payment made to Mr. Graham Farren to compensate him for early retirement as managing partner.

     (f) in respect of Triskel Limited and Kerr Henderson Bacon & Woodrow Limited, Allocable Management Profit shall include dividends and management charges received from such subsidiaries but not the income and expenditure of the subsidiaries themselves. In respect of the remaining subsidiaries of Bacon & Woodrow, Allocable Management Profit shall be calculated on a consolidated basis.

For illustration, the Allocable Management Profit of Bacon & Woodrow (including the Insurance Business) in respect of the accounting period ended April 30, 2001 was on this basis (Pounds)25.5 million and excluding the Insurance Business was (Pounds)20.6 million.

                                   SCHEDULE 3

                                  IPO COVENANTS

On the Effective Date, the Prospectus (as amended or as supplemented if the Hewitt Company shall have filed with the Commission any amendment or supplement thereto), including the financial statements included or incorporated by reference in the Prospectus, will comply with all applicable provisions of the Securities Act and the Exchange Act and will contain all statements required to be stated therein in accordance with the Securities Act and the Exchange Act. On the Effective Date, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The foregoing representations and warranties do not apply to (i) any statements or omissions made in reliance on and in conformity with information relating to any Participating Partner furnished in writing by such Participating Partner specifically for inclusion in the Prospectus or any amendment or supplement thereto and (ii) any statements or omissions with respect to Bacon & Woodrow, the Business or the Continuing Partners.

The Hewitt Company Shares issued to the Participating Partners pursuant to this Business Amalgamation Agreement, when issued in accordance with the terms thereof, will be duly authorized, validly issued, fully-paid and non-assessable.

"Commission" means the Securities Exchange Commission.

"Effective Date" means the date on which the registration statement in respect of the Hewitt Company IPO is declared effective by the Commission.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Prospectus" means the final prospectus included in the registration statement in respect of the Hewitt Company IPO which is declared effective by the Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.